SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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CABOT MICROELECTRONICS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

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CABOT MICROELECTRONICS CORPORATION

870 North Commons Drive

Aurora, Illinois 60504

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held March 6, 2018

To our Stockholders:

We are notifying you that the 2018 annual meeting of stockholders of Cabot Microelectronics Corporation will be held on Tuesday, March 6, 2018 at 8:00 a.m. local time at our corporate headquarters located at 870 North Commons Drive, Aurora, Illinois 60504 for the following purposes:

1. To elect three directors, each for a term of three years;

2. To hold a non-binding stockholder advisory vote to approve our named executive officer compensation;

3. To ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditors for fiscal year 2018; and

4. To transact other business properly coming before the meeting.

Each of these matters is described in further detail in the accompanying proxy statement. We also have included a copy of our 2017 Annual Report. Only stockholders of record at the close of business on January 12, 2018 are entitled to vote at the meeting or any postponements or adjournments of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

We are delivering our proxy statement and 2017 Annual Report under the United States Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders, which is designed to reduce our printing and mailing costs and the environmental impact of the proxy materials and our 2017 Annual Report (collectively, the “Proxy Materials”). A paper copy of our Proxy Materials may be requested through one of the methods described in the Notice of Internet Availability of Proxy Materials.

Please use this opportunity to take part in our affairs by voting your shares. You are cordially invited to attend the meeting in person. If you wish to attend the meeting in person, please bring a valid form of photo identification to the meeting. If your stock is not registered in your own name and you plan to attend the meeting and vote in person, you should contact your broker or agent in whose name your stock is registered to obtain a broker’s proxy and bring it to the meeting in order to vote at the meeting.

Whether or not you plan to attend the meeting, your vote is important. Please promptly submit your proxy by telephone, internet or mail by following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card. Your proxy can be withdrawn by you at any time before it is voted.

By order of the Board of Directors,

William P. Noglows

Chairman of the Board

Aurora, Illinois

This proxy statement is dated January 23, 2018, and is first being made available to stockholders electronically via the internet on or about January 23, 2018.

CABOT MICROELECTRONICS CORPORATION

870 North Commons Drive

Aurora, Illinois 60504

PROXY STATEMENT

The Board of Directors of Cabot Microelectronics Corporation is asking for your proxy for use at the annual meeting of our stockholders to be held on Tuesday, March 6, 2018 at 8:00 a.m. local time, at our corporate headquarters located at 870 North Commons Drive, Aurora, Illinois 60504 and at any postponements or adjournments of the meeting.

In accordance with and pursuant to the rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”), we are providing our stockholders with access to our Proxy Materials over the internet rather than in paper form. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the Proxy Materials, to our stockholders of record as of January 12, 2018. We expect to mail the Notice of Internet Availability of Proxy Materials to stockholders entitled to vote at our annual meeting on or about January 23, 2018.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

1.	the election of three directors;

2.	the non-binding stockholder advisory vote to approve our named executive officer compensation;

3.	the ratification of the selection of our independent auditors; and

4.	Any other business properly coming before the meeting.

In addition, our management will report generally on the fiscal year ended September 30, 2017 and respond to questions from stockholders.

What is the Notice of Internet Availability of Proxy Materials?

The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the Proxy Materials and submit your proxy via the internet or phone. If you would like to receive a printed copy of the Proxy Materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials for requesting printed materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held March 6, 2018:

•	The proxy statement and annual report to stockholders are available at www.cabotcmp.com and www.proxyvote.com.

How does the board recommend I vote?

Our board of directors unanimously recommends that you vote your shares:

1.	“FOR” the election of the nominees named below under “ELECTION OF DIRECTORS”;

2.	“FOR” non-binding advisory approval of our named executive officer compensation; and,

3.	“FOR” the ratification of the selection of our independent auditors.

2018 Proxy Statement 1

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 12, 2018, are entitled to receive notice and vote at the annual meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on. As of the record date, we had approximately 25,540,950 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a record holder and as a beneficial owner?

Record Holder.    You are a record holder of our common stock if at the close of business on the record date your shares were registered directly in your name with Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, our stock transfer agent.

Beneficial Owner.    You are a beneficial owner if at the close of business on the record date your shares were held by a broker, bank, custodian, nominee or other record holder of our common stock and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I did not specify how my shares are to be voted?” for additional information.

What constitutes a quorum?

If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had approximately 25,540,950 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

How do I vote, and can I vote by telephone or through the internet?

You may vote in person at the annual meeting or you may vote by proxy. If your stock is registered in your own name, you may vote in person by attending the meeting, presenting a valid form of photo identification and delivering your completed proxy card in person. If your stock is not registered in your own name and you plan to attend the meeting and vote in person, you should contact your broker or agent in whose name your stock is registered to obtain a broker’s proxy and bring it to the meeting along with a valid form of photo identification. You may vote by proxy by signing, dating and mailing a proxy card. In addition, you may vote by telephone or through the internet by following the instructions below or those included in the Notice of Internet Availability of Proxy Materials.

To vote by telephone, if you are a record holder of our common stock, call toll free 1-800-690-6903 and follow the instructions provided by the recorded message. To vote by telephone if you are a beneficial owner of our common stock, call the toll free number listed in the proxy card or follow the instructions provided by your broker. For all holders of our common stock (whether record or beneficial), to vote through the internet, go to www.proxyvote.com and follow the steps on the secure website. You also may access the proxyvote website (www.proxyvote.com) or view our Proxy Materials by going to our website, www.cabotcmp.com, selecting “Investor Relations” on our Homepage, and then selecting “Annual Meeting/Proxy” from the drop down menu.

If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate.

2018 Proxy Statement 2

What if I do not specify how my shares are to be voted?

Record Holder.    If you are a record holder of our common stock and you sign and return the proxy card without indicating your instructions, your shares will be voted “FOR”:

1.	the election of the nominees for director named below under “ELECTION OF DIRECTORS”;

2.	the non-binding advisory approval of our named executive officer compensation; and

3.	the ratification of the selection of our independent auditors.

Beneficial Owners.    If you are a beneficial owner and you do not provide the broker, bank, custodian, nominee or other record holder that holds your shares with voting instructions, such person will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, such person has the discretion to vote on routine matters such as the ratification of our independent auditors, but does not have discretion to vote on non-routine matters such as the election of a director, and the non-binding stockholder advisory vote to approve our named executive officer compensation.

Can I revoke my proxy or change my vote after I return my proxy card or after I vote electronically via the internet or by telephone?

Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person. (Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.) To revoke a proxy previously submitted electronically through the internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked.

What vote is required to approve each matter that comes before the meeting?

The number of votes required to approve each of the proposals scheduled to be presented at the annual meeting are as follows. Abstentions and broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

Proposal	Required Vote
1. Election of Directors	For each nominee, a plurality of the votes cast are “FOR” such nominee (i.e., the nominees for director with the most votes will be elected).*

2. Advisory vote to approve named executive officer compensation	A majority of the votes cast are “FOR” the proposal.

3. Ratification of the selection of our independent auditors	A majority of the votes cast are “FOR” the ratification.

*	Our Corporate Governance Guidelines provide that in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to be considered by our nominating and corporate governance committee and our board of directors as outlined in the Corporate Governance Guidelines.

What happens if additional proposals are presented at the meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

2018 Proxy Statement 3

Who will bear the costs of soliciting votes for the meeting?

We will bear all costs of solicitation. Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. In addition to the mailing of these Proxy Materials, we have hired the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $9,000.

2018 Proxy Statement 4

CABOT MICROELECTRONICS CORPORATION

2018 PROXY STATEMENT – SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting.

ANNUAL MEETING OF STOCKHOLDERS
Date: March 6, 2018 Time: 8:00 a.m. local time Location: Company Headquarters at 870 North Commons Drive Aurora, Illinois 60504 Record Date: January 12, 2018
GENERAL INFORMATION

Stock Symbol: CCMP

Exchange: NASDAQ

Registrar and Transfer Agent: Computershare

Principal Executive Offices: 870 North Commons Drive, Aurora, Illinois 60504

Corporate Website: cabotcmp.com

Investor Relations Website: ir.cabotcmp.com

STOCKHOLDER VOTING MATTERS

Our board of directors unanimously recommends that you vote your shares:

“FOR” the election of each of the nominees named below under “ELECTION OF DIRECTORS” on p. 9;

“FOR” non-binding advisory approval of our named executive officer compensation on p. 56; and,

“FOR” the ratification of the selection of our independent auditors on p. 56.

CORPORATE GOVERNANCE

Board of Director Composition: 7 Directors

Director Term: 3 Classes with Staggered 3-Year Terms

Director Nominees: Class III (3 Directors)

Barbara A. Klein

David H. Li

William P. Noglows

Board Meetings in Fiscal Year 2017: 6 (4 since)

Executive Sessions: 6 (3 since)

Board Committee Meetings in Fiscal Year 2017:

Audit: 8 (3 since)

Compensation: 6 (3 since)

Nominating and Corporate Governance: 4 (1 since)

EXECUTIVE COMPENSATION

Named Executive Officers:

•      David H. Li, President and Chief Executive Officer

•      William S. Johnson, Former Executive Vice President and Chief Financial Officer

•      H. Carol Bernstein, Vice President, Secretary and General Counsel

•      Ananth Naman, Vice President, Asia Pacific, and Chief Technology Officer

•      Daniel D. Woodland, Vice President and Chief Marketing and Operations Officer

Pay Program Aligned with Performance (p. 26)

Clawback Policy (p. 29)

No Hedging/No Pledging (p. 36)

No Repricing or Backdating of Options (p. 34)

2018 Proxy Statement 5

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 12, 2018 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of the named executive officers in the Compensation Discussion and Analysis Section and the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

Stock Ownership Table

Name and Address	Number of Shares Beneficially Owned[1]		Approximate Percent of Class[1]
Certain beneficial owners:
1. BlackRock, Inc. 55 East 52nd Street New York, New York 10022	3,324,018	[2]	13.0%
2. The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, Pennsylvania 19482	2,377,639	[3]	9.3%
3. JPMorgan Chase & Co. 270 Park Avenue New York, New York 10017	1,793,497	[4]	7.0%
Directors and executive officers:
David H. Li	125,092	[5]	*
William P. Noglows	170,078	5 6	*
Richard S. Hill	13,915	[5]	*
Barbara A. Klein	91,849	[5]	*
Paul J. Reilly	7,515	[5]
Susan M. Whitney	34,178	[5]	*
Geoffrey Wild	34,178	[5]	*
William S. Johnson[8]	129,593	[5]	*
H. Carol Bernstein	72,837	[5]	*
Ananth Naman	35,309	[5]	*
Daniel D. Woodland	20,925	[5]	*
All directors and executive officers as a group (15 persons)	836,618	[8]	3.3%
*	= less than 1%
[1]

“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of

2018 Proxy Statement 6

common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days of January 12, 2018 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 25,540,950 shares of our common stock outstanding as of January 12, 2018, unless otherwise indicated.
[2]	Of the shares reported as beneficially owned, BlackRock, Inc. exercises (a) sole power to vote 3,324,018 shares and (b) sole dispositive power over 3,324,018 shares. The total number of shares reported as beneficially owned is 3,324,018, as of December 31, 2017. The number of shares indicated is based on information reported in Amendment No. 10 to the Schedule 13G filed by BlackRock, Inc. on January 19, 2018.
[3]	Of the shares reported as beneficially owned, The Vanguard Group, Inc. exercises (a) sole power to vote 48,342 shares, (b) shared power to vote 3,700 shares, (c) no power to vote 2,325,597 shares, (d) sole investment power over 2,327,197 shares, and (e) shared investment power over 50,442 shares. The total number of shares reported as beneficially owned is 2,377,639, as of September 30, 2017. The number of shares indicated is based on information reported in the Form 13F Holdings Report filed by The Vanguard Group, Inc. on November 14, 2017.
[4]	Of the shares reported as beneficially owned, JPMorgan Chase & Co. exercises (a) sole power to vote 1,662,876 shares and (b) sole dispositive power over 1,793,497 shares. The total number of shares reported as beneficially owned is 1,793,497, as of December 29, 2017. The number of shares indicated is based on information reported in Amendment No. 1 to the Schedule 13G filed by JPMorgan Chase & Co. on January 18, 2018.
[5]	Includes shares of our common stock that such person has the right to acquire pursuant to stock options granted pursuant to the Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan, As Amended and Restated September 23, 2008 (“2000 Equity Incentive Plan”), and pursuant to the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan, as amended March 7, 2017 (“2012 Omnibus Incentive Plan”), exercisable within 60 days of January 12, 2018, as follows:

Name	Upon Exercise Shares Issuable
Mr. Li	51,200
Mr. Noglows	81,949
Mr. Hill	4,811
Ms. Klein	64,561
Mr. Reilly	4,811
Ms. Whitney	26,074
Mr. Wild	26,074
Mr. Johnson	52,300
Ms. Bernstein	19,425
Dr. Naman	16,025
Dr. Woodland	3,950

Also includes restricted shares of common stock awarded to such executive officer pursuant to the 2012 Omnibus Incentive Plan on December 3, 2014 and January 2, 2015, and restricted stock units awarded to such executive officer pursuant to the 2012 Omnibus Incentive Plan on December 3, 2015, December 5, 2016 and December 5, 2017, respectively, that are still subject to restrictions as of January 12, 2018, as set forth in the table below. On December 3, 2014, as part of our annual equity incentive award program, we awarded restricted shares to our executive officers with restrictions that lapse in equal increments upon each anniversary over four years and that may not be sold or transferred, other than to immediate family members as provided in the 2012 Omnibus Incentive Plan. On December 3, 2015, December 5, 2016 and December 5, 2017, as part of our annual equity incentive award program, we awarded restricted stock units

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to our executive officers with restrictions that lapse in equal increments upon each anniversary over four years. On January 2, 2015, as part of Mr. Li’s appointment as our President and Chief Executive Officer, we awarded 14,700 restricted shares to Mr. Li with restrictions that lapse in equal increments upon each anniversary of the award over four years. On January 2, 2015, related to this leadership transition, we awarded 22,222 restricted shares to Mr. Johnson with restrictions that lapse in equal increments upon each anniversary of the award over four years. The outstanding restricted stock awards are eligible to receive dividends and have voting rights. The outstanding restricted stock unit awards have the same economic value as shares of common stock, are eligible to receive dividend equivalents, and may not be voted, sold or transferred, other than to immediate family members as provided in the 2012 Omnibus Incentive Plan.

	Equity Incentive Program Restricted Shares and Restricted Stock Units
Name	12/03/14	1/02/15	12/03/15	12/05/16	12/05/17
Mr. Li	1,300	3,675	11,000	14,250	6,616
Mr. Johnson	1,775	5,556	4,200	7,275	—
Ms. Bernstein	1,200	—	3,150	6,675	2,300
Dr. Naman	1,525	—	3,000	6,150	2,200
Dr. Woodland	390	—	3,000	6,675	2,900

Also includes restricted stock units awarded to such non-employee director pursuant to the 2012 Omnibus Incentive Plan that are still subject to restrictions as of January 12, 2018, as set forth in the table below. For annual equity awards to non-employee directors, restricted stock units are currently awarded with restrictions that lapse in full upon the first anniversary of the award. Initial equity awards of restricted stock units to non-employee directors are currently made with restrictions that lapse in equal annual increments over four years beginning on the first anniversary of the award. Outstanding restricted stock unit awards have the same economic value as shares of common stock, are eligible to receive dividend equivalents, and may not be voted, sold or transferred, other than to immediate family members as provided in the plan.

Name	Non-Employee Director Restricted Stock Units
Mr. Noglows	1,352
Mr. Hill	1,352
Ms. Klein	1,352
Mr. Reilly	2,704
Ms. Whitney	1,977
Mr. Wild	1,977

[6]	Includes 58,125 shares of our common stock held in trust for the benefit of Mr. Noglows’ spouse, over which Mr. Noglows has no voting or investment power or ownership control.
[7]	On January 15, 2018, Mr. Johnson resigned from his role as Executive Vice President and Chief Financial Officer, and Scott D. Beamer was appointed as Vice President and Chief Financial Officer.
[8]	Includes all individuals who were directors and executive officers as of January 12, 2018, and does not include individuals who ceased to be executive officers prior to such date, except for Mr. Noglows, who since January 1, 2016 has been a non-employee director. Includes 395,078 shares of our common stock that our directors and executive officers have the right to acquire pursuant to stock options exercisable within 60 days of January 12, 2018, and 124,441 restricted shares of our common stock or restricted stock units held by our executive officers still subject to restrictions as of January 12, 2018 (which include shares subject to restrictions or conditions pursuant to our Deposit Share Program). Includes 15,232 restricted stock units held by Mr. Beamer subject to restrictions awarded to him as of the date of his appointment as Vice President and Chief Financial Officer. For more detail on Mr. Beamer’s equity awards granted as of the date of his appointment, see “New CFO Compensation Arrangement” on page 43 of this proxy statement.

2018 Proxy Statement 8

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors and executive officers have complied with all Section 16(a) filing requirements for fiscal year 2017.

ELECTION OF DIRECTORS

Our board of directors is currently comprised of seven directors. The board of directors is divided into three classes: Class I, whose terms will expire at the annual meeting of stockholders to be held in 2019; Class II, whose terms will expire at the annual meeting of stockholders to be held in 2020; and Class III, whose terms will expire at the upcoming annual meeting of stockholders. Mr. Hill and Ms. Whitney are currently in Class I, Messrs. Wild and Reilly are currently in Class II, and Messrs. Li and Noglows, and Ms. Klein are currently in Class III.

At each annual meeting of stockholders, directors for the class of which term expires at the annual meeting will be elected to serve from the time of election and qualification until the third annual meeting following election. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors, and that the board of directors may increase or decrease the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or the increase in the size of our board of directors.

The board of directors has nominated and urges you to vote “FOR” the election of the nominees named below for a term of office ending in 2021.

In the event the nominees are not available to serve for any reason when the election occurs, the proxies may be voted for any substitute nominees. Our board of directors has no reason to believe that the nominees will not be candidates or, if elected, will be unable or unwilling to serve as directors. In no event will the proxies be voted for a greater number of persons than the number of nominees named.

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Our board of directors unanimously recommends that you vote “FOR” the election to the board of the nominees named below.

Nominees for Director for a term that expires in 2021:

Barbara A. Klein, 63
Committee Membership: • Audit (Chair) • Nominating and Corporate Governance

Ms. Klein was elected a director of our company in April 2008. Ms. Klein also is a director of Ingredion, Inc. She retired in May 2008 as the Senior Vice President and Chief Financial Officer of CDW Corporation. Prior to that, Ms. Klein held a variety of senior finance positions including Vice President and Chief Financial Officer of Dean Foods Company, Vice President and Corporate Controller of Ameritech Corporation, and Vice President and Corporate Controller of Pillsbury Co. She is a certified public accountant. Ms. Klein received a B.S. in accounting and finance from Marquette University, and an M.B.A. from Loyola University. Based upon Ms. Klein’s management and director experience and her accounting and finance background discussed above, the board has concluded Ms. Klein should serve as a director of our company.

David H. Li, 45
Committee Membership: • None

Mr. Li was elected a director of our company in January 2015. Mr. Li has served as our President and Chief Executive Officer since January 2015. From June 2008 through December 2014, Mr. Li served as our Vice President of the Asia Pacific Region. Prior to that role, Mr. Li served in various leadership roles, including as our Managing Director of China and Korea, and our Global Business Director for Tungsten and Advanced Dielectrics. Prior to that, he held a variety of leadership positions in operations, sourcing and investor relations since joining us in 1998. Mr. Li received a B.S. in chemical engineering from Purdue University and an M.B.A. from Northwestern University. Based upon Mr. Li’s management experience, his knowledge of our company, its operations and customers, his knowledge of the chemical and semiconductor industries, and his Asia-focused, cross-border business experience, the board has concluded Mr. Li should serve as a director of our company.

William P. Noglows, 59
Committee Membership: • None

Mr. Noglows has served as our Chairman since 2003, and was our President and Chief Executive Officer from November 2003 through December 2014. Mr. Noglows also is a director of Aspen Aerogels, Inc. and Littelfuse, Inc. From 1984 through 2003, he served in various management positions at Cabot Corporation, culminating in serving as an executive vice president and general manager. While there, he was one of the primary founders of our company and was responsible for identifying and encouraging the development of the CMP application, which is the core of our business. Mr. Noglows had previously served as a director of our company from December 1999 until April 2002. Mr. Noglows received his B.S. in chemical engineering from the Georgia Institute of Technology. Based upon Mr. Noglows’ management experience, his knowledge of our company and its operations, and his knowledge of the chemical and semiconductor industries, the board has concluded Mr. Noglows should serve as a director of our company.

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Directors whose terms continue until 2019:

Richard S. Hill, 66

Committee Membership: • Audit • Nominating and Corporate Governance (Chair)

Mr. Hill was elected a director of our company in June 2012. Mr. Hill retired as the Chairman and Chief Executive Officer of Novellus Systems, Inc. in June 2012 after serving in these positions since 1996, and since 1993 as CEO upon his joining Novellus. Prior to leading Novellus, Mr. Hill held various senior leadership and management positions with Tektronix, Inc., General Electric, Inc., Motorola, Inc., and Hughes Aircraft, Inc. Mr. Hill also serves as a director of Arrow Electronics, Inc., Xperi, Inc., Marvell Technology Group Ltd., and Autodesk, Inc. He received a B.S. in bioengineering from the University of Illinois and a M.B.A. from Syracuse University. Based upon Mr. Hill’s management and director experience and his technical background discussed above, the board has concluded Mr. Hill should serve as a director of our company.

Susan M. Whitney, 67

Committee Membership: • Audit • Compensation (Chair)	Ms. Whitney was elected a director of our company in April 2015. Ms. Whitney, a 35-year veteran of the IBM Corporation, retired as the General Manager of IBM System X in 2007 after leading the IBM Server Group, and directing IBM’s global x86-based server division. Prior to that, she served in numerous executive leadership roles, including marketing and sales responsibilities for the IBM Asia Pacific and IBM Midwest organizations. Ms. Whitney also serves as a director of the College of Mt. St. Vincent, and served as a director of LSI Logic Corporation prior to its acquisition by Avago Technologies, Ltd. in 2014. She received her B.A. in mathematics and economics from the College of Mt. St. Vincent. Based upon Ms. Whitney’s management and director experience and her background in technology companies discussed above, the board has concluded Ms. Whitney should serve as a director of our company.

Directors whose terms continue until 2020:

Paul J. Reilly, 61

Committee Membership: • Audit • Compensation	Mr. Reilly was elected a director of our company in March 2017. Mr. Reilly served as an executive vice president of Arrow Electronics, Inc. through his retirement in January 2017, and previously had served as its executive vice president, finance and operations, and chief financial officer from 2001 through May 2016, and head of global operations from 2009 through May 2016. Prior to joining Arrow in 1991, Mr. Reilly was a certified public accountant in the business assurance practice of the New York office of KPMG Peat Marwick. Mr. Reilly also serves as a director of Assurant, Inc., and comScore, Inc. He has a B.S. in accounting from St. John’s University. Based upon Mr. Reilly’s management and director experience and his accounting and finance background discussed above, the board has concluded Mr. Reilly should serve as a director of our company.
Geoffrey Wild, 61

Committee Membership: • Compensation • Nominating and Corporate Governance	Mr. Wild was elected a director of our company in September 2015. Mr. Wild has served as the Chief Executive Officer of Atotech since March 2017, and previously was the Chief Executive Officer of AZ Electronic Materials from January 2010 until April 2015. Prior to that, he was President and Chief Executive Officer of Cascade Microtech, Inc., having previously served as Chief Executive Officer of Nikon Precision, Inc. Mr. Wild also serves as a director of Materion Corporation, and served as a director of Axcelis Technologies, Inc. from 2006 to 2011. He received his B.S. in chemistry from the University of Bath, UK. Based upon Mr. Wild’s management and director experience and his technical background discussed above, the board has concluded Mr. Wild should serve as a director of our company.

2018 Proxy Statement 11

BOARD STRUCTURE AND COMPENSATION

Board of Directors and Board Committees

Board Leadership

Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Corporate Governance Guidelines, the Chairman of the nominating and governance committee, Mr. Hill, serves as chairman of the meetings of the independent directors in executive session and performs other responsibilities of a lead director such as working with the Chairman of the board of directors to plan and set the agenda for meetings of the board of directors. Mr. Noglows is the non-executive Chairman of the board of directors and prior to January 1, 2015, also was the President and Chief Executive Officer of our company. Effective January 1, 2015, Mr. Li became our President and Chief Executive Officer, and Mr. Noglows continued as Chairman of the Board in an Executive capacity through December 2016. Thus, from and after January 1, 2015, our company has had a separate Chairman of the Board of directors (Mr. Noglows) and a separate President and Chief Executive Officer (Mr. Li), an approach that our board believes has provided a smooth leadership transition and structure for our company.

Board’s Role in Risk Oversight

The board of directors has an oversight role, as a whole and at the committee level, in overseeing management of our risks. Our board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The board regularly reviews information regarding our credit, liquidity, and operations, as well as risks associated with each. The compensation committee of the board is responsible for overseeing the management of risks relating to our employee compensation plans, policies, and programs, as well as our annual report on executive compensation for inclusion in each proxy statement. The audit committee of the board oversees the management of financial risks. The nominating and corporate governance committee of the board is responsible for overseeing the management of risks related to corporate governance matters. While each committee is responsible for evaluating certain risks and overseeing management of such risks, the entire board is regularly informed through the committees about such risks, and reviews and discusses them in the context of our overall risk posture and risk management and mitigation strategies.

Corporate Governance

Our board of directors has adopted the Cabot Microelectronics Corporation Corporate Governance Guidelines, which are available on our website, www.cabotcmp.com, along with other corporate governance materials, such as board of directors’ committee charters and our Code of Business Conduct. Pursuant to the Corporate Governance Guidelines, committee charters and other corporate governance materials and practices, our board of directors and committees, particularly the audit committee, periodically review and provide oversight of the management of various risk factors that are relevant to our company. Our board of directors also reviews annually the functioning of the board.

Shareholder Engagement and Communications with Directors

Our company values the perspectives of our shareholders, and has a variety of means by which we engage with them. Also, stockholders and third parties may communicate with our board of directors, the non-employee directors or any individual director (including any committee chair) through the Chairman of the Board, c/o the Secretary of our company, at our offices at 870 North Commons Drive, Aurora, Illinois 60504. Depending on the nature of the communication and to whom it is directed, the Secretary of our company will: (a) forward any communication to the appropriate director or directors; (b) forward the communication to the relevant department within the company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

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Independent Directors

The board of directors has determined that five of our seven current directors, including Messrs. Hill, Reilly and Wild, and Ms. Klein and Ms. Whitney, are “independent” directors as defined in the National Association of Securities Dealers Automated Quotation (“NASDAQ”) Marketplace Rules and as defined in applicable rules by the SEC. In making its determinations of independence, in addition to consideration of the relevant SEC and NASDAQ rules (according to which the definition of “independent director” is set forth in our Corporate Governance Guidelines, a current copy of which is available on our website, www.cabotcmp.com), the board of directors considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our company’s customers, suppliers or advisors.

Board Refreshment and Succession Planning

Our board of directors regularly reviews its own composition, and considers and plans for an orderly transition of the board, including with respect to planning for potential retirements and with respect to identifying potential candidates for service as new directors. As part of this process, the board of directors routinely evaluates the need for board refreshment and focuses on identifying individuals whose skills and experiences will enable them to make meaningful contributions to the shaping of the future of the company. The board of directors believes it has made considerable strides towards these goals over the past three years. Underscoring these refreshment efforts, the board of directors has refreshed approximately 73% of its directors since 2015. Mr. Li joined the board of directors in January 2015 in connection with his appointment as the company’s president and chief executive officer. The company also recently added three new independent directors, Ms. Whitney in April 2015, Mr. Wild in September 2015, and Mr. Reilly in March 2017. The board of directors believes all of these individuals have the relevant experience and expertise to complement that of our other directors, and to further contribute to the board’s ongoing guidance of our company; since 2015, the board has transitioned through the retirement of six long-serving directors. Over time, our board of directors expects to continue to focus on board refreshment and this transition process to inject relevant expertise, new skill sets, and diverse perspectives.

Board and Committee Meeting Attendance

During fiscal year 2017, our board of directors held six meetings and took action by written consent once. Each of our directors attended at least 75% of all the meetings of the board and those committees on which he or she served during fiscal year 2017, and all directors attended our annual meeting of stockholders in fiscal year 2017. Since the end of fiscal year 2017, the board of directors has met four times and has taken action by written consent twice. During fiscal year 2017, our independent directors met in executive session six times. Since fiscal year end, our independent directors have met in executive session three times.

Committees of the Board

The board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The following chart sets forth the directors who currently serve as members of each of the board committees.

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard S. Hill	X		C
Barbara A. Klein	C		X
Paul J. Reilly	X	X
Susan M. Whitney	X	C
Geoffrey Wild		X	X

“C” denotes member and chairman of committee

“X” denotes member of committee

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Audit Committee.

The members of the audit committee are currently Messrs. Hill and Reilly, Ms. Klein (Chair) and Ms. Whitney. The board has determined that each of these audit committee members during fiscal year 2017 and currently are independent as defined by NASDAQ Marketplace Rules and under the applicable rules adopted by the SEC and that all such members are financially literate.

The functions of the audit committee include:

•	selecting, appointing, retaining, compensating and overseeing our independent auditors;

•	deciding upon and approving in advance the scope of audit and non-audit assignments and related fees;

•	reviewing accounting principles we use in financial reporting; and,

•	reviewing the adequacy of our internal control procedures, including the internal audit function.

Our board of directors has determined that the audit committee has at least one member who qualifies as an Audit Committee Financial Expert, as defined by relevant SEC rules, and has designated Ms. Klein, the Chair of the audit committee, as such Audit Committee Financial Expert.

The audit committee operates under a written charter, a current copy of which is available on our website, www.cabotcmp.com. The audit committee reviews and reassesses the adequacy of the audit committee charter on an annual basis. The audit committee has established procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, as well as for the pre-approval of services provided by our independent auditors, both of which are also available on our website, www.cabotcmp.com. As set forth in the audit committee charter, the audit committee is also responsible for the review and approval of any related party transaction in advance of the company entering into any such transaction; since April 2002, we have not been engaged in any related party transactions and none have been proposed to the audit committee for consideration.

The audit committee met eight times during fiscal year 2017 and did not take action by written consent, and has met three times since fiscal year end with respect to the audit of our fiscal year 2017 financial statements and related and other matters, and has not taken action by written consent. In fulfillment of the audit committee’s responsibilities for fiscal year 2017, Ms. Klein, the audit committee Chair, reviewed our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (as did the other members of the committee and board of directors), and our Quarterly Reports on Form 10-Q before we filed them, and Ms. Klein and other members of the audit committee (and board of directors) also reviewed quarterly earnings announcements and related matters before we released them.

Compensation Committee.     The members of the compensation committee are currently Messrs. Reilly and Wild, and Ms. Whitney (Chair), each of whom the board determined was during fiscal year 2017 and is now an “independent” director as defined by NASDAQ Marketplace Rules and as defined in applicable rules adopted by the SEC. Further, the members of the compensation committee each satisfy the enhanced eligibility requirements applicable to compensation committee members of listed companies set forth in NASDAQ listing standards.

The functions of the compensation committee include:

•	reviewing and approving the compensation and benefits for our employees;

•	evaluating and deciding upon the compensation of our chief executive officer;

•	evaluating and deciding upon the compensation of our other executive officers, which is done following consultation with our chief executive officer;

•	monitoring the administration of our employee benefit plans;

•	authorizing and ratifying stock option grants, restricted stock and restricted stock unit awards, other equity awards (such as performance share unit awards), and other incentive arrangements; and,

•	authorizing employment and related agreements.

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Our chief executive officer is neither present for voting or deliberation on, nor votes upon decisions relating to, his compensation. In addition, our chief executive officer does not vote upon decisions related to the compensation of our other executive officers. Also, our vice president of human resources and her staff support the compensation committee in its work by providing input and recommendations on the overall mix and forms of executive compensation as directed by the compensation committee. Our vice president of human resources and human resources staff do not make decisions regarding the amount of compensation for our named executive officers or other executive officers.

The compensation committee has engaged the services of an independent compensation consultant, which reports directly to the committee. Prior to April 2017, W.T. Haigh & Company, Inc. (“W.T. Haigh”) served as the independent compensation consultant to the committee, and effective April 2017, the committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. The consultant has been engaged to advise the compensation committee on executive officer compensation and equity incentive matters and trends and to perform benchmark comparison analysis of compensation practices of peer companies. From time to time, and as part of the compensation committee’s ongoing and annual reviews of executive officer compensation matters, the consultant recommends specific ranges of compensation for our executive officers, including our named executive officers, based on information provided by the committee regarding different performance scenarios and desired positioning with respect to market compensation ranges. The consultant also advises the nominating and corporate governance committee on non-employee director compensation matters. The consultant provides no other services to our company. The compensation committee also has reviewed the independence of the consultant in light of SEC rules and NASDAQ listing standards regarding compensation consultants and has concluded that the consultant’s work for the committee and for the nominating and corporate governance committee is independent and does not raise any conflict of interest.

The compensation committee operates under a written charter that addresses compensation matters, a current copy of which is available on our website, www.cabotcmp.com. The compensation committee reviews and reassesses the adequacy of the compensation committee charter (including under NASDAQ listing standards) on an annual basis. The compensation committee met six times during fiscal year 2017 and took action by written consent once, and has met three times since the fiscal year end with respect to 2017 annual bonuses, salary increases, equity awards (including stock option grants, and restricted stock unit and performance share unit awards), and other matters, and has taken action by written consent twice.

Nominating and Corporate Governance Committee.    The members of the nominating and corporate governance committee are currently Messrs. Hill (Chair) and Wild, and Ms. Klein, each of whom was during fiscal year 2017 and is now an “independent” director as defined by NASDAQ Marketplace Rules and as defined in applicable rules adopted by the SEC.

The functions of the nominating and corporate governance committee include:

•	reviewing and recommending a slate of nominees for the election of directors;

•	recommending changes in the number, classification and term of directors;

•	reviewing nominations by stockholders with regard to the nomination process;

•	reviewing and recommending compensation and other matters for our non-employee directors;

•	reviewing and recommending succession planning for the chief executive officer, and other executive officers, which may be done in concert with the compensation committee; and,

•	attending to general corporate governance matters.

The nominating and corporate governance committee operates under a written charter that addresses the nominations process and such related matters as may be required under the federal securities laws and NASDAQ listing requirements, a current copy of which is available on our website, www.cabotcmp.com. The nominating and corporate governance committee reviews and reassesses the adequacy of the nominating and corporate

2018 Proxy Statement 15

governance charter on an annual basis. The nominating and corporate governance committee met four times during fiscal year 2017, did not take action by written consent, and has met once since fiscal year end and has not taken action by written consent. The nominating and corporate governance committee acted unanimously to recommend the nomination of the Class II director nominees to the board of directors, subject to stockholder approval, as discussed in “ELECTION OF DIRECTORS,” above.

Criteria for Nominating Directors

The nominating and corporate governance committee considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The nominating and corporate governance committee considers suggestions from many sources regarding possible candidates for director and will consider nominees recommended by stockholders. Any such stockholder nominations, together with appropriate biographical information, should be submitted to the Chairman of the nominating and corporate governance committee, c/o the Secretary of our company at our offices at 870 North Commons Drive, Aurora, Illinois 60504. To be included in the proxy statement, such nomination must be received by the Secretary of our company not later than the 120th day prior to the first anniversary of the date of the preceding year’s proxy statement.

In fiscal year 2017, we did not pay a fee to any third party to identify or evaluate potential director nominees; however, in the future we may pay a fee to a third party to identify or evaluate potential director nominees if the need arises, given the important role our directors play in guiding our strategic direction and overseeing the management of our company.

Board candidates are selected based upon various criteria including, but not limited to, their:

•	character and reputation;

•	relevant business experience and acumen;

•	relevant educational background;

•	experience in areas such as technology, manufacturing, marketing, finance, strategy, international business, and academia; and

•	geographic, cultural, experiential and other forms of diversity.

The nominating and corporate governance committee and board of directors review these factors, including diversity, in considering candidates for board membership. Board members are expected to prepare for, attend and participate in all board of directors and applicable committee meetings, and our annual meetings of stockholders. The nominating and corporate governance committee considers a director’s past attendance record, participation and contribution to the board of directors in considering whether to recommend the reelection of such director.

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Compensation of Directors

The following table shows information concerning the compensation that the company’s non-employee directors earned during the last completed fiscal year ended September 30, 2017. A director who is also our employee receives no additional compensation for his or her services as a director.

Fiscal Year 2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	All Other Compensation ($)	Total ($)
William P. Noglows	140,000	93,883	94,760	5,043	333,686
Robert J. Birgeneau[3]	39,000	—	—	3,272	42,272
Richard S. Hill	115,000	93,883	94,760	2,717	306,360
Barbara A. Klein	115,000	93,883	94,760	3,434	307,077
Paul J. Reilly[4]	51,250	187,766	94,760	6,975	340,751
Susan M. Whitney	115,000	93,883	94,760	3,238	306,881
Geoffrey Wild	90,000	93,883	94,760	—	278,643
Steven V. Wilkinson[3]	39,000	—	—	4,950	43,950
Bailing Xia[3]	39,000	—	—	—	39,000

1     Includes an annual retainer fee, and, as applicable, committee chairperson annual retainer fees, both earned quarterly, each as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee	Committee Chair Fee	Non- Executive Board Chair Fee
Mr. Noglows	$90,000	—	$50,000
Mr. Birgeneau	$39,000	—	—
Mr. Hill*	$90,000	$25,000	—
Ms. Klein**	$90,000	$25,000	—
Mr. Reilly	$51,250	—	—
Ms. Whitney***	$90,000	$25,000	—
Mr. Wild	$90,000	—	—
Mr. Wilkinson	$39,000	—	—
Mr. Xia	$39,000	—	—
*	Nominating and corporate governance committee chair

**	Audit committee chair

***	Compensation committee chair

2     The amounts in the column headed “Stock Awards” represent the aggregate award date fair value of awards made in fiscal year 2017 computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“ASC 718”). For these restricted stock unit awards, the fair value is equal to the underlying value of the stock and is calculated using the closing price of our common stock on the award date. The actual value realized by a non-employee director related to restricted stock unit awards will depend on the market value of our common stock on the date the underlying stock is sold following vesting of the awards.

The amounts in the column headed “Option Awards” represent the aggregate grant date fair value of grants in fiscal year 2017 computed in accordance with ASC 718 (see Note 13 of Notes to Consolidated Financial Statements included in Item 8 of Part II of our Annual Report on Form 10-K for fiscal year 2017 for a description of the assumptions used in that computation). The actual value realized by a non-employee director related to option awards will depend on the difference between the market value of our common stock on the date the option is exercised and the exercise price of the option.

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The award date fair market value of each “Stock Award” and the grant date fair market value of each “Option Award” awarded or granted to our non-employee directors during fiscal year 2017, computed in accordance with ASC 718 (excluding the impact of estimated forfeitures for service-based vesting conditions), is as follows:

Name	Award or Grant Date	Number of Restricted Stock Units	Award Date Fair Value ($)	Number of Options	Grant Date Fair Value ($)
Mr. Noglows	3/7/17	1,352	93,833	4,811	94,760
Mr. Birgeneau	—	—	—	—	—
Mr. Hill	3/7/17	1,352	93,833	4,811	94,760
Ms. Klein	3/7/17	1,352	93,833	4,811	94,760
Mr. Reilly	3/7/17	2,704	187,766	4,811	94,760
Ms. Whitney	3/7/17	1,352	93,833	4,811	94,760
Mr. Wild	3/7/17	1,352	93,833	4,811	94,760
Mr. Wilkinson	—	—	—	—	—
Mr. Xia	—	—	—	—	—

During fiscal year 2017, no stock awards held by any of our non-employee or other directors were modified or cancelled (forfeited).

The aggregate number of stock awards and the aggregate number of stock option awards held by each non-employee director that were outstanding as of the end of fiscal year 2017 are as follows:

	Aggregate Number of Awards Outstanding as of September 30, 2017
Name	Stock Awards*	Option Awards
Mr. Noglows	1,352	81,949
Mr. Birgeneau	—	—
Mr. Hill	1,352	20,449
Ms. Klein	1,352	64,561
Mr. Reilly	2,704	4,811
Ms. Whitney	1,977	27,949
Mr. Wild	1,977	27,949
Mr. Wilkinson	—	68,454
Mr. Xia	—	10,454

*	Restricted Stock Units.

Our non-employee directors received an aggregate of 28,866 stock options and 9,464 restricted stock units in fiscal year 2017.

[3]	Messrs. Birgeneau’s, Wilkinson’s and Xia’s terms expired at the 2017 annual meeting of stockholders in March 2017.

[4]	Mr. Reilly was elected to the board of directors effective March 7, 2017.

As provided in our Corporate Governance Guidelines and the nominating and corporate governance committee charter, the nominating and corporate governance committee is responsible for reviewing and recommending to the board of directors compensation (cash and equity) for non-employee directors. The committee does this through review of director compensation benchmark information and analysis and recommendation provided by the independent non-employee director compensation consultant to the committee, which as of April 2017 is Meridian, and prior to that was W.T. Haigh.

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As previously disclosed, the board of directors approved our current non-employee director compensation program effective at the time of our annual meeting in March 2016, with the objective of continuing our company’s ability to attract high caliber and experienced individuals to serve as directors. Our non-employee director compensation program consists of the following elements:

Description of Director Compensation, Effective March 2016	Amount/Value
Annual Retainer Fee[1]	$90,000
Committee Chair Annual Retainer Fees[1]:
Audit committee chairperson	$25,000
Compensation committee chairperson	$25,000
Nominating and corporate governance committee chairperson	$25,000
No Standing Committee or Board Meeting Fees[2]	X
Non-Executive Board Chair Fee[3]	$50,000
Annual Non-qualified Stock Option Grant[4]	$90,000
Annual Restricted Stock Unit Award[4]	$90,000
Initial Restricted Stock Unit Award[5]	$90,000

[1]	Paid quarterly beginning with the quarter end following the effective date of appointment, and subsequently, beginning with the quarter end following our annual meeting. Directors do not receive additional compensation for serving as committee members.

[2]	To the extent a special committee is established by board of directors to address a unique matter, a committee meeting fee of $1,500 will be provided.

[3]	If a non-executive serves as Chair of the Board, he or she will receive a retainer amount in addition to the annual retainer fee.

[4]	Made at the time of our annual meeting (or initial appointment to the board of directors, on a pro-rata basis according to the number of days left until the subsequent annual meeting from the initial date of election) based on a fixed dollar value, with 100% vesting occurring on the first anniversary of the grant/award date. All equity awards made under our 2012 Omnibus Incentive Plan are subject to a per-participant annual limit. Number of units are calculated consistent with methodology used to calculate employee awards, using multiple-day average stock price in advance of award date (annual meeting), and Black-Scholes value of option grants, as applicable.

[5]	New directors receive initial restricted stock unit awards, based on a fixed dollar value. Each award vests 25% per year on the first four anniversaries of the award date.

Upon a non-employee director’s termination of service as a director of the company for reason of Death, Disability or a Change in Control, as defined in the 2012 Omnibus Incentive Plan and/or an award agreement, each grant or award of non-qualified stock options and restricted stock units held by the director will vest in full. In addition, if at the time of termination of service for any reason other than by reason of Cause, Death, Disability or a Change in Control, as defined in the 2012 Omnibus Incentive Plan and/or an award agreement, the non-employee director has completed at least two full terms as a director, as defined in our bylaws, each grant or award of non-qualified stock options and restricted stock units held by the director will vest in full.

Under our Directors’ Cash Compensation Umbrella Program, which only applies to non-employee directors and is filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on December 10, 2003, each non-employee director may choose to receive his or her compensation either in cash, in fully vested restricted stock under our 2012 Omnibus Incentive Plan (as of the date the fees are earned, the fees would be converted into the equivalent number of fully vested restricted shares, which would be beneficially owned and reported on Form 4 filings), or as deferred compensation under our Directors’ Deferred Compensation Plan, as amended September 23, 2008, which first became effective in March 2001, and is filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on November 25, 2008. Under the Directors’ Deferred Compensation Plan,

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deferred amounts are payable only in the form of our common shares. A participating director is required to elect a date on which deferred compensation will begin to be distributed, which date generally must be at least two years after the end of the year deferrals are made and no later than the date of termination. As of the date the compensation is earned, the fees are converted into the right to acquire the equivalent number of shares of common stock at the end of the deferral period. These rights to acquire shares under the Directors’ Deferred Compensation Plan are reported as beneficially owned on Form 4 filings for each participating director; no non-employee directors currently participate in, and no amounts are deferred under, the Directors’ Deferred Compensation Plan. At present, non-employee directors receive their annual retainer and committee chair fees on a quarterly basis. Non-employee directors also are eligible for reimbursement of travel and other out-of-pocket costs incurred in attending meetings. Non-employee directors are not eligible for any other compensation arrangement.

Compensation Committee Interlocks and Insider Participation

None of the current or former members of the compensation committee are or have been our employees.

FEES OF INDEPENDENT AUDITORS AND AUDIT COMMITTEE REPORT

Fees Billed by Independent Auditors

During fiscal years 2017 and 2016, the audit committee pre-approved 100% of all audit and non-audit services provided by our independent auditors, PricewaterhouseCoopers LLP, an independent registered public accounting firm. For such pre-approval of services, the audit committee follows its policy for the pre-approval of services provided by our independent auditors, a current copy of which is available on our web-site, www.cabotcmp.com. The policy requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. This policy provides for pre-approval by the audit committee of permitted services before the independent auditor is engaged to perform them. The audit committee has delegated to the chair of the audit committee authority to approve permitted services. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended September 30, 2017, and September 30, 2016, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Fees	Fiscal Year Ended September 30, 2017 ($)	Fiscal Year Ended September 30, 2016 ($)
Audit Fees[1]	1,686,826	2,058,164
Audit-Related Fees[2]	20,000	93,000
Tax Fees[3]	204,813	123,843
All Other Fees[4]	4,500	4,500

Total	1,916,139	2,279,507

[1]	Audit Fees include fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements and internal control over financial reporting and review of financial statements included in our Form 10-Q and for services that normally would be provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. In addition to including fees for services necessary to perform an audit or review in accordance with generally accepted auditing standards, this category also may include services that generally only PricewaterhouseCoopers LLP reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

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[2]	Audit-Related Fees include assurance and related services traditionally performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements and not reported under the “Audit Fee” heading, including any employee benefit plan audits, due diligence related to mergers and acquisitions, due diligence and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. For fiscal year 2017, PricewaterhouseCoopers LLP provided certain accounting consultation services considered Audit-Related Services to us in the amount of $20,000. For fiscal year 2016, PricewaterhouseCoopers LLP provided Audit-Related Services to us in the amount of $93,000.

[3]	Tax Fees include all services performed by professional staff in PricewaterhouseCoopers LLP’s and its foreign affiliates’ tax divisions except those services related to the audit, and include fees for tax compliance, tax planning, and tax advice. Tax compliance generally involves preparation of original and amended tax returns, and claims for refund. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities. For fiscal year 2017, out of Tax Fees of $204,813, $44,525 was for tax compliance services. For fiscal year 2016, out of Tax Fees of $123,843, $39,065 was for tax compliance services.

[4]	All Other Fees include fees for fiscal years 2017 and 2016 for access to on-line software tools.

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The audit committee of the board of directors is responsible for providing independent, objective oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the independence and the selection, appointment, retention, compensation and oversight of the performance of our independent auditors. The audit committee is composed of independent directors and operates under a written charter, a current copy of which is available on our website, www.cabotcmp.com. The audit committee reviews and reassesses the adequacy of the audit committee charter on an annual basis. Our board of directors has determined that the audit committee has at least one member who qualifies as an Audit Committee Financial Expert, as defined by relevant SEC rules, and has designated Ms. Klein, the Chair of the committee, as such Audit Committee Financial Expert.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report on those financial statements. The audit committee monitors and oversees these processes.

In this context, the audit committee reviewed and discussed the audited financial statements for fiscal year 2017 with management and with the independent auditors. Specifically, the audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees), which as of December 31, 2016 is referred to as AS No. 1301, and which include, among other things:

•	methods used to account for any significant and unusual transactions;

•	the effect of any significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating any particularly sensitive accounting estimates and the basis for the independent auditors’ conclusions regarding the reasonableness of those estimates; and

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•	any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The audit committee believes strongly in the principles underlying the requirement that independent auditors maintain their independence in strict compliance with applicable independence rules. The audit committee has received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the issue of the independent auditors’ independence from the company and management. In addition, in accordance with the SEC’s auditor independence requirements, the audit committee has considered whether the independent auditors’ provision of non-audit services to the company is compatible with maintaining the independence of the independent auditors and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Respectfully submitted by the audit committee,

Richard S. Hill

Barbara A. Klein, Chair

Paul J. Reilly

Susan M. Whitney

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COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss and analyze our executive officer compensation program and how we compensated each of our named executive officers identified in the following table in fiscal year 2017. The individuals listed below include our chief executive officer, chief financial officer and our three other most highly compensated executive officers based on total compensation.

Name	Title
David H. Li	President and Chief Executive Officer
William S. Johnson	Former Executive Vice President and Chief Financial Officer
H. Carol Bernstein	Vice President, Secretary and General Counsel
Ananth Naman	Vice President, Asia Pacific, and Chief Technology Officer
Daniel D. Woodland	Vice President and Chief Marketing and Operations Officer

As previously disclosed, on January 15, 2018, Mr. Johnson resigned as Executive Vice President and Chief Financial Officer and Scott D. Beamer was appointed Vice President and Chief Financial Officer of the Company. A description of the compensation arrangements with Mr. Johnson and Mr. Beamer entered into in connection with the transition can be found under the headings, “Transition and Retirement Arrangement with Mr. Johnson” and “New CFO Compensation Arrangement,” following the Summary Compensation Table below.

Fiscal Year 2017 Executive Compensation Summary

Our executive compensation program is structured to align our named executive officers’ interests with those of our stockholders, by linking compensation to business objectives and performance, and to attract and retain talented executives. In general, our executive officers, including David H. Li, our President and Chief Executive Officer, and our other named executive officers, are eligible for, and participate in, our compensation and benefits programs according to the same terms as those available to all of our employees. Our executive compensation program is administered by the compensation committee of our board of directors, which is composed solely of independent directors. The key elements of our executive compensation program are base salary, annual cash bonuses and long-term equity incentives. The compensation committee is responsible for determining the level of compensation awarded to our named executive officers and our other executive officers. The compensation committee targets compensation levels that take into account current market practices and believes that offering market-comparable pay opportunities allows our company to maintain a successful and stable executive team.

Our company delivered strong financial and operational results in fiscal year 2017, with record revenue, and for the third consecutive year, record earnings performance. These results reflect the efforts of our global workforce, led by Mr. Li and our other executive officers, including our named executive officers.

Highlights for the year included:

•	Record Revenue of $507.2 million (increase of approximately 18% over fiscal year 2016);

○	Record annual revenue from sales of our slurries for polishing tungsten (increase of approximately 20% over fiscal year 2016);

○	Record annual revenue from sales of our polishing pads (increase of approximately 32% over fiscal year 2016);

○	Continued broad transformation of dielectrics slurry product area, as we advanced the commercialization of a new family of much higher performing solutions (increase of approximately 21% over fiscal year 2016);

•	Record Net Income of $87 million (increase of 45.3% over fiscal year 2016);

•	Record Diluted Earnings Per Share of $3.40 (increase of approximately 40% over fiscal year 2016);

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•	Strong Gross Profit Margin of 50.1% of revenue (increase of approximately 130 basis points over fiscal year 2016);

•	Strong Operating Income of 22.1% of revenue (increase of approximately 480 basis points over fiscal year 2016);

•	Record Cash Flow from Operations of approximately $141 million, continues to demonstrate our strong cash flow model;

•	Strong Balance Sheet, with fiscal year end cash balance of approximately $398 million and total debt outstanding of approximately $144 million; and

•	Cash Dividends of $33 million declared to our stockholders since January 2016, pursuant to our regular quarterly cash dividend program.

The highlights of our 2017 executive compensation program resulting from our 2017 company financial performance were:

•	The compensation committee of our board of directors established aggressive performance goals for our company for fiscal year 2017 to help drive our efforts to achieve our strategic initiatives both for the year and as part of the achievement of our long-range strategy, which include enhanced performance from that of the prior year. Despite the difficulty of these goals, the company’s fiscal year 2017 performance for revenue and operating income (expressed as a percentage of revenue) both exceeded the “stretch” level, and performance for gross profit margin (expressed as a percentage of revenue) achieved between the “target” and “stretch” level.

•	As described in greater detail below, based on the methodology for determining awards under our Short-Term Incentive Program (“STIP”), because of our company’s overall performance with respect to our fiscal year 2017 performance goals as compared to fiscal year 2016 performance against goals, our employees and executive officers, including Mr. Li and our other named executive officers, earned annual cash bonuses under the STIP that were significantly larger than in fiscal year 2016, in which we also had set stringent performance goals, but did not meet threshold for one goal (revenue), and in the other two goals (gross profit margin and operating income), only achieved the threshold level of performance.

•	Long-term incentive awards for fiscal year 2017 (granted in December 2016) to our named executive officers and other executive officers under our 2012 Omnibus Incentive Plan were solely in the form of equity—non-qualified stock options and restricted stock units—to further link the interests of our executive officers with those of our stockholders. These awards reflected a methodology and terms and conditions generally consistent with annual award cycles of the past few years, with values again aligned with the target range for comparable benchmark positions, as described more fully below. For these fiscal year 2017 awards granted in December 2016, to reflect market practices, executive officers (other than Mr. Li), like our other employees, received 70% of the value of their long-term equity incentive awards as restricted stock units, and 30% as non-qualified stock options; the value received by Mr. Li was comprised of 50% restricted stock units and 50% non-qualified stock options. To further enhance the link between the interests of our executive officers and those of our stockholders, as of our fiscal year 2018 equity awards (granted in December 2017), our executive officers now receive 40% (50% for Mr. Li) of their long-term incentive awards as performance-based awards spanning a three-year performance period, as described more fully below.

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We maintain several compensation program features and corporate governance practices to provide both a strong link between executive pay, company performance and stockholder interests, and a competitive executive compensation program:

WHAT WE DO

✓      Independent Compensation Committee Makes All Decisions Related to Executive Compensation (see pages 14, 25)

✓      Pay Program Aligned with Performance and with Business Strategy (see page 26)

✓      Link of Substantial Portion of Total Compensation to Company Performance

✓      Performance-Based Equity Awards as of December 2017 (Fiscal Year 2018) (see page 35)

✓      Balanced Mix of Performance Measures in Short-Term and Long-Term Incentive Programs (see pages 30 through 35)

✓      Market-Based Compensation (see pages 26, 27)

✓      Annual Compensation Risk Review (see page 39)

✓      Cash and Equity Clawback Policy for Executive Officers (see pages 29, 36)

✓      Limited Perquisites and Personal Benefits

✓      Hold Annual Say on Pay Vote (see page 26)

✓      Independent Compensation Consultant for Compensation Committee (see pages 15, 27)

WHAT WE DON’T DO

X     No Hedging or Pledging of Company Stock (see page 36)

X     No Repricing or Backdating of Stock Options (see page 34)

X     No Loans to Executive Officers

X     No Individual Benefit Plans for Executive Officers, Including Supplemental Executive Retirement Plans (see pages 28, 36, 37)

X     No Current Payout of Dividend Equivalents on Unvested Equity Awards

X     No Defined Benefit Pension Plan (see page 48)

X     No Gross-Ups for 280G Excise Taxes Pursuant to Post-2008 Change in Control Severance Protection Agreements (see pages 51, 52)

Overview

General.    Our executive compensation program is administered by the compensation committee of our board of directors, which is composed solely of independent directors. The compensation committee is responsible for determining the level of compensation paid to our named executive officers and our other executive officers, including determining awards under and administering the 2012 Omnibus Incentive Plan. The compensation committee is also responsible for reviewing and establishing all other executive officer compensation programs and plans that we may adopt from time to time. During, and for, fiscal year 2017, the compensation committee made all decisions pertaining to the compensation of our named executive officers and our other executive officers. The compensation committee also reviewed and approved the methodology used for compensation of our general employee population. Our chief executive officer is neither present for voting or deliberation on, nor votes upon decisions relating to, his compensation. In addition, our chief executive officer does not vote upon decisions related to the compensation of our other executive officers. Our chief executive

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officer evaluates the performance of our other executive officers, including the named executive officers, discusses the compensation and mix and forms of compensation of the other executive officers with the compensation committee’s independent compensation consultant and with the committee, and makes recommendations to the committee with respect to the compensation of the other executive officers. However, the committee makes all final decisions regarding the executive officers’ compensation. Also, our vice president of human resources and her human resources staff support the compensation committee in its work by providing input and recommendations on the overall mix and forms of executive officer compensation, and discuss such matters with the committee’s independent compensation consultant, as directed by the compensation committee. Our vice president of human resources and her human resources staff do not make decisions regarding the amount of compensation for our named executive officers or other executive officers, and are not present for voting or deliberation on, any such matters.

As part of its responsibilities pursuant to its charter, the compensation committee also authorizes and reviews the non-binding stockholder advisory vote to approve our named executive officer compensation, as described in our proxy statement. At our 2017 annual meeting of stockholders, our stockholders approved the company’s named executive officer compensation, as described in our 2017 proxy statement, with approximately 92% of the votes cast in favor of the matter. Our compensation committee and our board of directors met following the 2017 annual meeting to consider the results of such non-binding stockholder advisory vote and made no changes to the company’s executive compensation program as a result of such vote. The compensation committee has determined that the non-binding stockholder advisory vote to approve our named executive officer compensation should be submitted to our stockholders for approval annually, and has authorized and reviewed the 2017 non-binding stockholder advisory vote on such frequency.

Compensation Policy and Overall Objectives.    In determining the amount and composition of executive officer compensation, the committee’s goal is to provide compensation that will enable us to:

•	link the interests of our executive officers to the interests of our stockholders,

•	align compensation with business objectives and performance, and

•	attract and retain talented executives.

In general, executive officers, including our President and Chief Executive Officer and our other named executive officers, are eligible for, and participate in, our compensation and benefits programs according to the same terms as those available to all of our employees. For example, the terms and conditions of our annual non-qualified stock option and restricted stock unit awards under the 2012 Omnibus Incentive Plan are the same for our executive officers as they are for our other employees. Similarly, the health and welfare benefit programs in the countries in which we operate are the same for all of our employees, including our named executive officers and other executive officers; all executive officers participate in the same Employee Stock Purchase Plan, tax-qualified savings plan (the “401(k) Plan”) and non-qualified supplemental savings plan (the “Supplemental Plan”), according to the same terms, as all of our employees. Aside from the change-in-control severance protection agreements with our named executive officers and other executive officers, and an employment agreement with Mr. Li, all of which are described in greater detail in the “Executive Compensation” section below, we do not have general post-termination of service agreements with our executive officers. Our executive officers are eligible to participate in our Executive Officer Deposit Share Program, as described in greater detail below in the section entitled “Executive Compensation.” As stated above, as of fiscal year 2018, in order to more closely link long term incentives with company performance and the interests of our stockholders, our executive officers began to receive a significant percentage of annual equity awards as performance-based awards, which are more fully described below.

Competitive Compensation and Benchmarking.    The compensation committee believes that each element of the compensation program should target compensation levels that take into account current market practices. Offering market-comparable pay opportunities allows us to maintain a successful and stable management team. Our direct competitors in our core business of developing, manufacturing, and selling CMP slurries and pads are generally not stand-alone publicly-traded entities; therefore, our market for compensation

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comparison purposes is comprised of a group of companies that develop, manufacture, supply or use a variety of semiconductor products, equipment and processes, including companies that have similar levels of revenue, market capitalization, and employment, as well as comparable geographic presence. The compensation committee considers changes to the composition of this group from time to time based on changes in our or others’ business, and last revised the group during fiscal year 2017 based on recommendations made by the independent compensation consultant to the compensation committee, who as of April 2017 is Meridian. These most recent revisions were made in light of various mergers and acquisition activity in the prior group over the last year and to account for fluctuations among certain members of the prior group in terms of revenue and market capitalization. The compensation committee first used the current group for comparison purposes as of the end of fiscal year 2017 to consider benchmarks for fiscal year 2017 annual cash bonuses, and fiscal year 2018 base salaries, annual cash bonus targets, and long-term equity incentive awards, and intends to continue to use it for all comparison purposes. The current group is comprised of the following companies:

Advanced Energy Industries	Integrated Device Technology, Inc.
Brooks Automation, Inc.	Macom Technology Solutions
Cognex Corporation	Photronics, Inc.
Coherent, Inc.	Rogers Corporation
Cohu, Inc.	Semtech Corporation
Entegris, Inc.	Xperi Corp. (Tessera Technologies, Inc.)
FormFactor, Inc.	Veeco Instruments, Inc.
II-VI, Inc.	Versum Materials, Inc.

In evaluating the comparison group for compensation purposes, the compensation committee, in consultation with an independent compensation consultant hired by the committee (Meridian, and previously, W.T. Haigh), exercises its discretion and makes its judgment regarding executive officer compensation matters after considering all relevant factors. In general, it is the goal of the compensation committee that total compensation for our named executive officers and our other executive officers falls within the 50th to 75th percentile for comparable positions within the comparison group, with certain elements, such as base salary and target annual cash bonuses, positioned closer to the 50th percentile. However, a direct correlation may not always exist between the roles, responsibilities, experience and performance of each of our executive officers and those of the position that appears to best correspond to such individual at companies within the comparison group, and in these situations, the compensation committee also may use a comparison to another index, such as those for similarly-sized technology companies (collectively, “comparison group”). In addition, a direct correlation may not always exist between the relevant time period of evaluation given that the fiscal year end of companies within the comparison group is in most cases different from the company’s fiscal year end of September 30, thereby making direct or any comparison difficult, especially when significant macro-economic or semiconductor industry changes occur that materially affect business performance and therefore, compensation differently and in different reporting periods, for each the company and the companies within the comparison group.

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Elements of Compensation

The key elements of our compensation program for our named executive officers and other executive officers, and the reasons we provide them, are set forth in the following table:

Element	Description	Reason Provided
Base Salary	Fixed amount paid in cash twice per month, as for all of our employees.

As for all of our employees, provides named executive officers with a steady, predictable amount of fixed income with merit increases from time-to-time based on performance and market comparisons (if provided, usually effective on January 1 of the calendar year following such evaluation).

Annual Cash Bonuses (Short-Term Incentive Program, pursuant to 2012 Omnibus Incentive Plan)	Cash payment made within 75 days following completion of fiscal year depending on company and individual performance, as for all of our employees.

As for all of our employees, aligns compensation with business objectives and performance by communicating goals and motivating individuals to achieve these goals, and rewarding performance actually achieved.

Long-Term Equity Incentives (currently, pursuant to 2012 Omnibus Incentive Plan)

Restricted Stock/Restricted Stock Unit Awards (Initial, Annual and Deposit Share Program) and Stock Option Grants (Initial, Annual), and as of fiscal year 2018 (granted December 2017), Performance Share Units (Annual)(for Executive Officers).

As for all of our employees who receive awards pursuant to our equity incentive plan, “at risk” (and now long-term performance goal-based) nature of equity awards links interests with those of our stockholders; provides ongoing retention mechanism over vesting periods.

Change in Control Severance Protection Benefits for Executive Officers and other Key Employees (and Post-Termination Agreement for Chief Executive Officer)

Salary and other benefits paid if terminated within a certain period of time pursuant to a Change in Control of our company (three years’ salary and other benefits for Chief Executive Officer; two years’ for other Executive Officers other than Principal Accounting Officer; one year’s for Key Employees and Principal Accounting Officer).

Assures company of dedicated executive and key employee team, notwithstanding the possibility, threat or occurrence of a change in control;

provides for continuity of executive management and key employees in the event of an actual or threatened change in control.

Retirement and Other Benefits	401(k) savings plan, Supplemental Plan, basic life and disability insurance and limited perquisites, as for all of our employees.	Represents market practice and competitive factors; the Supplemental Plan is a broad-based program for all employees who exceed the federal 401(k) compensation limit.

Each of these elements is also addressed separately below. In determining compensation for executive officers, the compensation committee considers all elements of an executive officer’s total compensation package in comparison to current market practices, and ability to participate in savings plans and other benefits. On at least an annual basis, the compensation committee considers the base salary, annual cash bonus, and long-term equity incentive elements, and balance among each of these elements, of each executive officer’s overall compensation.

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The receipt and retention by executive officers of certain elements of compensation, such as cash bonuses and equity-based compensation, are subject to our company’s Code of Business Conduct, and the terms and conditions of relevant program, plan, and grant and award agreements, all of which include provisions that provide that the company may rescind or recover (“clawback”) from an executive officer, including post-separation of service, cash bonus and/or equity-based incentives paid or awarded to such executive officer immediately under certain circumstances, including, but not limited to, actions by the individual constituting Cause, as determined by the company in its discretion and as otherwise enforceable under local law and violation of our Code of Business Conduct, including those provisions related to financial reporting (e.g., in the event of a restatement caused by certain factors) and as may be required by law. In the event of any such rescission or right of recovery, the individual must repay the amount in question to the company, and the company shall be entitled to set-off against such amount any amount owed to the individual by the company, including unvested equity awards.

Base Salaries.    The compensation committee regularly reviews each executive officer’s base salary. Base salaries for executive officers are initially determined by evaluating the executive officers’ levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external compensation practices, with particular reference to the comparison group of companies. Increases to base salaries are driven primarily by performance and current market practices, and are evaluated by the compensation committee based on sustained levels of contribution to the company in the context of our performance-based management process. In the past several years, this generally has meant base salaries around the 50th percentile of the salary ranges of similarly positioned executive officers in the comparison group. The factors the compensation committee considers in determining base salary levels are not assigned specific weights. Rather, the compensation committee reviews all of the factors and makes base pay determinations that reflect the compensation committee’s analysis of the aggregate impact of these factors.

Current market practices, as represented by a comparison to executive officer base salaries in the comparison group of companies continued to serve as the primary reference for the compensation committee with respect to deciding upon any changes to base salary for both fiscal year 2017 (effective as of January 1, 2017), and fiscal year 2018 (effective as of January 1, 2018), similar to fiscal year 2016 (effective as of January 1, 2016). Over this period, the comparative data reflect the effects of macroeconomic and industry factors, set in the context of individual company performance.

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According to methodology consistent with the above, the resulting base salaries for 2017 and 2018 for each of the named executive officers are:

Name	2017 Base Salary (Effective January 1, 2017)	Increase Over FY 2016 and Reasoning	2018 Base Salary (Effective January 1, 2018)	Increase Over FY 2017 and Reasoning
David H. Li	$630,000	5%; below the 50th percentile as compared to market comparables, and individual and company performance	$650,000	3%; in consideration of market comparables, and individual and company performance
William S. Johnson	$396,300	3%; in consideration of market comparables and individual and company performance	$198,150*	—
H. Carol Bernstein	$354,700	5%; in consideration of market comparables and individual and company performance	$365,300	3%; in consideration of market comparables, and individual and company performance
Ananth Naman	$362,000	3%; in consideration of market comparables and individual and company performance	$372,900	3%; in consideration of market comparables, and individual and company performance
Daniel D. Woodland	$325,000	14.8%; in consideration of recent transition from non-executive officer to executive officer role market comparables, individual and company performance	$380,000	16.9%; in consideration of recent expansion of responsibilities, market comparables, and individual and company performance

*Mr. Johnson’s new base salary is effective January 31, 2018 following his transition from the role of Chief Financial Officer to Senior Advisor through his retirement date of January 5, 2019.

Annual Cash Bonuses.    All of the company’s employees are eligible to participate in the company’s annual cash bonus program, the Short-Term Incentive Program (“STIP”). This program is administered pursuant to our 2012 Omnibus Incentive Plan, with executive officer, including named executive officer, bonuses, if any, determined by the compensation committee. As with all employees, executive officers’ opportunities to earn annual cash bonuses correspond to the degree to which our company achieves the annually-established goals. The compensation committee believes that an annual cash bonus program allows us to communicate specific goals that are of primary importance during such year and motivates executive officers to achieve these goals.

Performance-Based Management Program and Company Performance Objectives: At the beginning of each fiscal year, the compensation committee and board of directors establish specific performance goals for the company in accordance with our performance-based management process. These objectives are set to reflect the key elements of our annual plan and budget, and provide a common platform for our initiatives for the year, which are set within the context of our focus on achievement of our longer-term strategic initiatives. Throughout the

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year, our senior management periodically reviews the company’s progress in achieving these goals with our board of directors and compensation committee. In November 2016, the board of directors and compensation committee approved our Fiscal Year 2017 Company Performance Objectives, which also served as our Performance Goals for the purposes of our STIP. As in prior years, the fiscal year 2017 STIP Performance Goals were chosen to encourage a particular and enhanced focus on certain aspects of our company’s performance, business strategy and objectives for all of our employees, including our named executive officers and other executive officers, and for which all of our executive officers collectively have responsibility for influencing and driving.

The board of directors and compensation committee selected as our Fiscal Year 2017 Company Performance Objectives and STIP Performance Goals financial measures that are consistent with those used by the investment community to evaluate the performance of our company, and which would be appropriate goals by which to incent the ongoing balanced performance of the company and its employees, including its executive officers, across all of its operational units, within the industry environment anticipated in early fiscal year 2017. The Fiscal Year 2017 Company Performance Objectives and STIP Performance Goals with corresponding Weighting, Measures for evaluating attainment of such, and corresponding Performance Targets were as follows:

Performance Goals, Bonus Pool and Bonus Calculation: As in prior years, in fiscal year 2017, level of achievement of the noted three Fiscal Year 2017 STIP Performance Goals served as the mechanism by which the company determined the amount of funding for our STIP Bonus Pool, which is approved by the compensation committee for all employees, including our named executive officers and other executive officers.

To determine the funding of the STIP Bonus Pool, the performance goals generally are weighted, based on their relative importance to achieving the company’s overall goals. Then, for each performance goal, “threshold”, “target” and “stretch” metrics, or levels, of performance are established. Because each year our performance goals are set to reflect the key objectives of our annual plan and budget, the “threshold”, “target” and “stretch” metrics for each goal are designed to reflect increasing levels of difficulty and motivation in achieving each level; even the “threshold” level requires demonstrated significant achievement against objectives. For fiscal year 2017, as for fiscal year 2016, the company set challenging Performance Targets for the STIP Performance Goals to encourage focus on continuing to achieve our strategic initiatives, regardless of any difficult industry or macroeconomic conditions. As part of our senior management’s periodic review throughout the year of our

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progress in meeting our Company Performance Objectives and STIP Performance Goals with the compensation committee and board of directors, performance is discussed against a particular goal’s “threshold”, “target” and “stretch” levels.

The “threshold” level of performance for a particular performance goal represents the lowest level of performance for which any bonus would be earned on that goal. The “stretch” level of performance represents the level for which the maximum bonus would be earned for that particular goal, and the “target” represents the target level of performance. The actual bonus, if any, attributable to each performance goal is calculated based on the actual performance compared to these “threshold”, “target” and “stretch” performance levels, and these are added together for all the performance goals to determine the funding of the STIP Bonus Pool. An additional amount is added to the STIP Bonus Pool in respect of the portion of annual bonus for employees, other than executive officers, that is related to their performance against their individual performance goals, rather than overall company goals. In turn, the STIP Bonus Pool is allocated for payment of bonuses to employees and executive officers, including our named executive officers. For fiscal year 2017, the bonus for a particular employee or executive officer was calculated as follows:

In addition, in certain years, although not for fiscal year 2017, in assessing the company’s overall performance and calculating the funding of the STIP Bonus Pool for all of our employees, including our named executive officers and other executive officers, the compensation committee also may consider certain additional factors, such as, for example, acquisition activity or the impact of global or other events beyond the company’s control, that may have affected our company’s achievement of certain of the Performance Goals that the committee considered important in evaluating the company’s performance for the particular fiscal year, but that were not able to be known to the company at the time the year’s STIP Performance Goals and related metrics were established.

Individual Executive Officer Bonus Target Levels and Cash Bonus Earned: The compensation committee, in consultation with its independent compensation consultant, has established a bonus award target for each executive officer by evaluating factors such as external pay practices, with particular reference to the comparison group of companies (as described above, bonus award targets are established for each of our employees based on an individual’s role or level). In this regard, for fiscal year 2017, the compensation committee retained the bonus award target for each named executive officer at the same level as each individual’s bonus award target for fiscal year 2016. As described above, actual payouts for cash bonus awards to executive officers are determined by the level of performance of our company, which was strong and an improvement over fiscal year 2016, with performance for fiscal year 2017 exceeding the stretch level for two out of three performance goals and exceeding the target level for one performance goal. The compensation committee determined that overall performance against the fiscal year 2017 STIP Performance Goals was achieved at approximately 176% of target. Thus, for fiscal year 2017, the actual payouts for cash bonus awards for all executive officers, including the named executive officers, were significantly greater than the established bonus target level payouts for each

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individual, given the stronger performance relative to the pre-established goals. The bonus award targets and actual amounts earned for our named executive officers for fiscal year 2017 were as follows:

Name	Fiscal Year 2017 Bonus Target (as % of Base Salary)	Fiscal Year 2017 Bonus Target ($)	Fiscal Year 2017 Actual Bonus Earned* ($)
David H. Li	100%	$630,000	$1,110,690
William S. Johnson	75%	$297,300	$ 524,100
H. Carol Bernstein	55%	$195,100	$ 343,900
Ananth Naman	55%	$199,100	$ 351,100
Daniel D. Woodland	55%	$178,700	$ 315,100

*	In assessing our company’s and executive officers’ achievement of the noted Performance Goals for purposes of the multiplier described above, the compensation committee concluded that a factor of approximately 176% had been achieved and the bonus pool was funded accordingly, with allocation to the executive officers according to this percentage achievement. In assessing each named executive officer’s individual performance for fiscal year 2017, and for purposes of the multiplier described above, the compensation committee, pursuant to its ability to exercise negative discretion, ultimately decided upon a factor of 1.0 for each named executive officer that recognized the collective contributions of the executive officers to the company’s success for the year.

As discussed above, cash bonuses awarded to our executive officers are subject to rescission and recovery (“clawback”) by the company in certain circumstances.

Fiscal Year 2018 STIP, Performance Goals and Bonus Targets: In November 2017, the compensation committee and board of directors set our fiscal year 2018 STIP Performance Goals, generally using the process described above. Any amounts earned under this program will be paid under the 2012 Omnibus Incentive Plan. The Performance Goals approved for fiscal year 2018 are: financial goals that include revenue, gross profit, expressed as a percentage of revenue, and operating income, expressed as a percentage of revenue. In addition, the compensation committee and board of directors approved and set the individual performance factor multiplier for each participant at the maximum level of 2.0, and the compensation committee retained discretion to reduce this amount. In consideration of competitive market data, the compensation committee set Ms. Bernstein’s and Dr. Woodland’s bonus targets for fiscal year 2018 at 60% and 65%, respectively, of base salary, and the bonus targets for Mr. Li and Dr. Naman remained unchanged. All of our employees, including our named executive officers and other executive officers, are eligible to participate in the STIP.

Long-Term Equity Incentives.    Long-term equity incentives are provided to our named executive officers and other executive officers pursuant to the 2012 Omnibus Incentive Plan. All of the company’s employees are eligible to participate in the 2012 Omnibus Incentive Plan, with any and all awards to executive officers, including named executive officers, pursuant to it determined by the compensation committee. The compensation committee believes that equity-based compensation is an essential element in our overall compensation program because it involves at-risk components of compensation that directly link our executive officers’ interests with those of our stockholders. The compensation committee, in consultation with its independent compensation consultant, evaluates the balance of equity-based compensation with the base salary and cash bonus elements of cash compensation by considering factors such as external compensation practices, with particular reference to the comparison group of companies, the desired balance between cash and equity-based compensation, and the financial impact of providing various kinds and amounts of equity-based compensation to our employees, including our executive officers.

Timing of Grants: Initial or “new-hire” equity grants may be awarded to employees, including our executive officers, when they join the company. Thereafter, equity grants may be awarded to employees, including each executive officer, annually and from time to time based on performance, or certain other factors, such as promotion or retention awards. To enhance retention, equity grants awarded to executive officers, as with awards

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to all other employees, are subject to vesting restrictions that generally lapse over a four-year period. All grants of equity-based compensation to executive officers, whether “new hire”, occasional, or pursuant to our annual incentive program, may only be made upon specific approval by the compensation committee. Our stock option grant practice consistently has been that the exercise price for all of our stock option grants, including those to our executive officers, is the fair market value, as represented by the closing price on NASDAQ, of our stock on the applicable grant date, as approved by the compensation committee. It is not our practice to set a stock option’s grant date as a date prior to the date of approval by the compensation committee (i.e., “backdating”). In addition, we do not make stock option grants while we are in possession, or in coordination with the release, of material non-public information regarding our company.

Allocation Among Award Types: As permitted by the 2012 Omnibus Incentive Plan, through fiscal year 2017, our compensation committee has awarded non-qualified stock options and restricted stock units to employees selected to receive awards, including the named executive officers and other executive officers. As described above, beginning in fiscal year 2018 with the December 2017 long-term incentive awards, our executive officers now also receive performance share units. In determining the allocation among award types for a particular fiscal year, our compensation committee considers a number of factors, including the overall number of units to be awarded pursuant to our annual equity incentive award program to all employees. The allocation of value for the fiscal year 2017 long-term equity incentive awards made to our named executive officers (other than Mr. Li) was 30% in the form of non-qualified stock options and 70% in the form of time-based restricted stock units, to reflect current market practices. As previously disclosed, upon the advice of the independent compensation consultant to the compensation committee, the compensation committee decided to award Mr. Li as chief executive officer of our company fiscal year 2017 long-term equity incentive awards with a value equally split between non-qualified stock options (50%) and time-based restricted stock units (50%). The breakdown of the allocation of long-term equity incentive awards, by award type, made to our named executive officers with respect to fiscal year 2017 is set forth in the charts below.

FY17 CEO EQUITY AWARD ALLOCATION	FY17 OTHER NEO EQUITY AWARD ALLOCATION

Our compensation committee believes that this mix of awards competitively balances the types of equity incentives being awarded to our employees, and also appropriately addresses the financial impact of the expensing of equity-based compensation required pursuant to an accounting standard issued by the Financial Accounting Standards Board (ASC 718).

2018 Proxy Statement 34

As previously disclosed, for our fiscal year 2018 awards in December 2017, the compensation committee added a performance-based award component to the equity incentive compensation awards for our executive officers, including our named executive officers, in the form of performance share units. The performance share units will vest based on the company’s achievement of certain performance metrics (average annual revenue growth and cumulative earnings per share, with potential adjustment based on the total shareholder return (“TSR”) achieved by our company relative to the TSR of the S&P SmallCap 600 Index) over the three-year performance period ending September 30, 2020, generally subject to continued employment through the end of the performance period. We believe that these awards will help us to even more directly align our executive officers’ interests with those of our stockholders and will further enhance the link between pay and performance. The compensation committee also approved non-qualified stock option and time-based restricted stock unit awards to the company’s named executive officers with terms and conditions that are generally consistent with the awards granted in prior years. All equity awards granted in fiscal year 2018 provide for accelerated vesting, either in full or on a prorated basis, upon the recipient’s “retirement,” defined as the termination of the recipient’s employment following the attainment of a combination of age and years of service of at least 70, with a minimum of 55 years of age, or upon an involuntary termination of employment due to a position elimination or reorganization of the company. The breakdown of the allocation of value for the fiscal year 2018 long-term equity incentive awards made to our named executive officers was 40% in the form of performance share units (50% for Mr. Li), 30% in the form of non-qualified stock options (25% for Mr. Li), and 30% in the form of time-based restricted stock units (25% for Mr. Li). This allocation among award types is set forth in the charts below.

FY18 CEO EQUITY AWARD ALLOCATION	FY18 OTHER NEO EQUITY AWARD ALLOCATION

Size of Awards: When determining awards for individual executive officers under the 2012 Omnibus Incentive Plan, the compensation committee primarily considers compensation practices and equity values awarded by the comparison group of companies, as well as the executive officer’s level of current and potential future responsibility, and also considers performance in the prior year and the underlying economic value associated with equity incentive awards. In determining award sizes, the compensation committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis. On December 5, 2016, the compensation committee, upon the advice of its independent compensation consultant, considered all of these factors in deciding our fiscal year 2017 annual equity incentive awards, which for our named executive officers are shown in the following table:

Name	Fiscal Year 2017 Non-Qualified Stock Option Grant (#)	Fiscal Year 2017 Restricted Stock Unit Award (#)
David H. Li	79,100	19,000
William S. Johnson	17,300	9,700
H. Carol Bernstein	15,800	8,900
Ananth Naman	14,600	8,200
Daniel D. Woodland	15,800	8,900

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The compensation committee considered all of the same factors described above in deciding our fiscal year 2018 annual equity incentive awards on December 5, 2017, which for our named executive officers are shown in the following table:

Name	Fiscal Year 2018 Non-Qualified Stock Option Grant (#)	Fiscal Year 2018 Restricted Stock Unit Award (#)	Fiscal Year 2018 Target Performance Share Unit Award (#)
David H. Li	22,054	6,616	13,232
William S. Johnson	—	—	—
H. Carol Bernstein	7,800	2,300	3,100
Ananth Naman	7,200	2,200	2,900
Daniel D. Woodland	9,600	2,900	3,800

In general, the compensation committee has not considered any actual amounts that may have been realized from prior equity-based compensation awards in awarding subsequent equity-based compensation, or other elements of compensation. However, in considering awards under the 2012 Omnibus Incentive Plan to our employees, including executive officers, the compensation committee does consider whether equity-based awards that previously may have been made to them continue to fulfill the purposes of motivation and retention.

While all of our executive officers have meaningful equity ownership in our company through participation in various equity-based programs such as the Employee Stock Purchase Plan, Executive Officer Deposit Share Program, and our annual equity incentive award program, we do not currently have equity-ownership requirements or guidelines for our executive officers.

Clawback Policy; Anti-Hedging or Anti-Pledging Policy: As discussed above, equity-based compensation awarded to our executive officers is subject to rescission and recovery (“clawback”) by the company in certain circumstances. In addition, all equity-based compensation is subject to all of the terms of our 2012 Omnibus Incentive Plan, the respective grant and award agreements for particular grants and awards, our Code of Business Conduct, our Insider Trading and Non-Disclosure Policy, including Trading Guidelines for Directors, Executive Officers and Other Key Employees, and our Reporting Requirements and Trading Guidelines for Directors and Executive Officers Under Section 16 of the Securities and Exchange Act and Rule 144 Under the Securities Act of 1933; as applicable, noted policies and procedures apply to any and all equity in our company held by our executive officers. For example, our executive officers, as well as our directors and designated other key employees, observe various requirements, such as those related to quarterly trading and other “blackout” periods, and affirmative pre-clearance of any transactions in our company’s securities. Our executive officers and directors are prohibited from and do not hedge or pledge equity in our company.

Change in Control Severance Protection Benefits.    The terms and conditions of the change in control severance protection agreements with our named executive officers and the employment letter with Mr. Li are described in more detail in the section entitled “Executive Compensation,” below. The board of directors and compensation committee originally determined the terms and conditions of the change in control severance protection agreements, including the severance benefit payable, and the triggering events for the payment of such severance benefit, pursuant to such agreement, in consultation with their independent compensation consultant and our financial and other advisors, and considered external practices at similarly situated companies regarding change in control arrangements. The board of directors and compensation committee also review the costs and benefits of the change in control severance protection agreements periodically. As a result of the most recent review, which occurred in 2016, the board of directors and compensation committee, with advice from an independent outside compensation consultant regarding market practices, determined that the design of such agreements remains competitive and reasonable. The agreements are described in more detail in the section entitled “Executive Compensation,” below.

Retirement and Other Benefits.    We have adopted various employee benefit plans and arrangements for the purpose of providing employee benefits to our employees, including our executive officers. In general, the same terms apply to all of our employees, including our executive officers. These plans and arrangements include

2018 Proxy Statement 36

our Employee Stock Purchase Plan, the 401(k) Plan, the Supplemental Plan, and the Cabot Microelectronics Health and Welfare Benefit Plan.

CEO Compensation

When Mr. Li became our President and Chief Executive Officer effective January 1, 2015, the compensation committee, in consultation with the committee’s independent compensation consultant at the time, W.T. Haigh, considered the executive compensation practices described above to determine the terms of Mr. Li’s initial compensation, comprised of base salary, annual cash bonus and equity-based compensation elements, along with other terms, which are part of Mr. Li’s employment letter agreement with our company.

Upon completion of fiscal year 2017, the compensation committee, in consultation with the compensation committee’s current independent compensation consultant, Meridian, considered the executive compensation practices described above, including the performance goals established by the committee, to determine Mr. Li’s total compensation, composed of an annual base salary, an annual cash bonus for fiscal year 2017, and for fiscal year 2018 according to the annual equity incentive award cycle for which all employees were eligible, a non-qualified stock option grant, performance-share unit award, and restricted stock unit award. In addition, in setting both the cash-based and equity-based elements of Mr. Li’s compensation, the compensation committee made an overall assessment of Mr. Li’s leadership in achieving the company’s long-term and short-term strategic, operational and business goals. This included a favorable review of his performance in leading the company during another successful fiscal year, including with regard to its strong financial results, with record revenue and earnings, as marked by Mr. Li’s continued successful execution of the company’s long-term strategic initiatives, as more fully described above. The compensation committee noted the company’s strong results for the fiscal year and commensurately strong performance against the performance goals that had been set for fiscal year 2017, as noted above. The compensation committee also considered Mr. Li’s compensation with respect to chief executive officers among the comparison group of companies, as well as equitable and consistent treatment compared to our other executive officers. In addition to these factors, as described in greater detail above, Mr. Li’s cash bonus award for fiscal year 2017 reflected the company’s performance against certain objectives in fiscal year 2017, and the aspects of the overall pre-established goals for fiscal year 2017 that were exceeded at target or stretch levels, as assessed by the compensation committee, using its discretion.

Based upon all of this, the compensation committee awarded Mr. Li $1,110,690 as a cash bonus for fiscal year 2017. Mr. Li’s fiscal year 2017 cash bonus of $1,110,690, together with his $622,500 base salary paid during fiscal year 2017, resulted in total cash compensation to Mr. Li for fiscal year 2017 of $1,733,190, which was an increase from Mr. Li’s total cash compensation for fiscal year 2016 of $711,100, comprised of base salary paid in fiscal year 2016 of $587,500 and cash bonus for fiscal year 2016 of $123,600. Mr. Li’s cash and equity compensation breakdown for fiscal year 2017 and his target compensation allocation for fiscal year 2018 are set forth in the charts below.

FY17 CEO TOTAL COMPENSATION ALLOCATION	FY18 CEO TOTAL COMPENSATION ALLOCATION

2018 Proxy Statement 37

In addition, as noted above and as reported in Footnotes 1 and 2 to the 2017 Grants of Plan-Based Awards table that follows, on December 5, 2017, the compensation committee awarded Mr. Li equity-based compensation in the form of 22,054 non-qualified stock options, 6,616 restricted stock units and 13,232 performance share units (at target). Aside from the number of non-qualified stock options, restricted stock units and performance share units awarded, the terms and conditions of these grants and awards are the same as those for grants and awards made to our other employees and executive officers, including provisions that unvested awards will be forfeited at the time of a termination of employment (other than in the event of a retirement or certain other terminations of employment). Because these equity awards were made after the completion of fiscal year 2017, they are reported in the referenced footnote and not specifically reported in the compensation tables that follow.

As noted above, the compensation committee and the board of directors review on a periodic basis the hypothetical costs to the company of Mr. Li’s change-in-control severance protection agreement, and those of the company’s other executive officers and key employees who have such agreements.

Regulatory and Other Factors

Internal Revenue Code Section 162(m).    As one of the factors in its review of compensation matters, the compensation committee considers the anticipated tax treatment to our company and to our executive officers of various payments and benefits. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally places a $1 million limit on the amount of compensation payable to certain covered executive officers that a company may deduct in any one year. While the compensation committee considers the deductibility of long-term and annual incentive awards in structuring the company’s executive compensation program, the compensation committee also looks at other factors, as noted above, and will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws, and other factors beyond the compensation committee’s control also affect the deductibility of compensation. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation objectives.

Our compensation program (including the 2012 Omnibus Incentive Plan) was designed to allow us to grant certain awards that were intended to be fully deductible for federal income tax purposes pursuant to the performance-based compensation exception to the limit on deductibility under Section 162(m). However, the Section 162(m) exception to the deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exception to the deduction limit for performance-based compensation, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit in fact will satisfy the exception. Further, the compensation committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.

Other Factors.    As described above, our compensation committee uses awards of restricted stock and restricted stock units in addition to grants of non-qualified stock options to, among other reasons, address the financial impact of the expensing of equity-based compensation required under FASB ASC Topic 718. In addition, the company has intended for its non-qualified deferred compensation plans and other plans, programs and agreements subject to the requirements of Internal Revenue Code Section 409A to be in compliance with such requirements.

2018 Proxy Statement 38

COMPENSATION AND RISK

The company’s management, with a review by the audit committee and compensation committee of our board of directors and with support from the compensation committee’s independent compensation consultant, has assessed the risks associated with our compensation programs, policies and practices, and has determined that risks arising from them are not reasonably likely to have a material adverse effect on our company. In making this determination, our management considered the various elements of our compensation programs, policies and practices, such as the: mix of base salary, annual cash bonuses and equity incentive program participations at various levels and throughout our company; balance between and among short-term and long-term compensation incentives in our programs; significant use of performance measures that are financial in nature such that they are readily measurable and verifiable, are regularly reviewed, and also are consistent with those that are publicly reported; use of performance measures that directly relate to the operations of our business such that they are readily measurable and verifiable, and are regularly reviewed; use of performance measures that relate to our business overall and avoid overdependence on one aspect of our business and its operations as opposed to another; multiple and cross-functional levels of review and verification prior to award approval; our system of internal controls and internal risk review and assessment processes; and, our general employment practices, policies and procedures.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with our company’s management, and based on the review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the company’s annual report on Form 10-K for the fiscal year ended September 30, 2017.

Submitted by Messrs. Reilly and Wild and Ms. Whitney, being all of the current members of the compensation committee,

Paul J. Reilly

Susan M. Whitney, Chair

Geoffrey Wild

2018 Proxy Statement 39

EXECUTIVE COMPENSATION

The following tables set forth certain compensation information for our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers of the company (collectively, the “named executive officers”) for the fiscal year ended September 30, 2017. Information for the fiscal years ended September 30, 2016 and September 30, 2015 is also presented for executive officers who were named executive officers during those years, or who had previously been named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[1]	All Other Compen- sation ($)[2]	Total Compen- sation ($)
David H. Li	2017	622,500	1,110,690	1,145,130	1,291,648	370,488	4,540,456
President and Chief Executive	2016	587,500	123,600	932,140	768,564	603,139	3,014,943
Officer	2015	496,500	640,800	929,794	890,447	422,455	3,379,996

William S. Johnson	2017	393,425	524,100	584,619	291,403	32,716	1,826,263
Former Executive Vice President and Chief Financial Officer[3]	2016	381,100	59,500	355,908	300,186	41,886	1,138,580
	2015	370,000	307,100	1,370,229	309,237	37,531	2,394,097

H. Carol Bernstein	2017	350,475	343,900	536,403	266,137	41,474	1,538,389
Vice President, Secretary and	2016	337,800	38,300	266,931	225,139	44,305	912,475
General Counsel	2015	337,800	231,600	222,960	210,615	40,628	1,043,603

Ananth Naman	2017	359,375	351,100	494,214	245,924	104,376	1,554,989
Vice President, Asia Pacific, and Chief Technology Officer	2016	348,925	39,800	254,220	209,124	36,935	889,004
	2015	338,400	225,200	283,345	264,966	30,811	1,142,722

Daniel D. Woodland	2017	314,550	315,100	536,403	266,137	27,053	1,459,243
Vice President and Chief	2016	281,150	32,100	254,220	209,124	34,493	811,087
Marketing and Operations Officer

[1]	The amounts in the column headed “Stock Awards” represent the aggregate grant date fair value of grants in fiscal years 2017, 2016 and 2015 computed in accordance with ASC 718. For restricted stock and restricted stock unit awards, the fair value is equal to the underlying value of the stock and is calculated using the closing price of our common stock on the award date. The actual value realized by a named executive officer related to stock or stock unit awards will depend on the market value of our common stock on the date the stock is sold.

The amounts in the column headed “Option Awards” represent the aggregate grant date fair value of grants in fiscal years 2017, 2016 and 2015 computed in accordance with ASC 718 (see Note 13 of Notes to Consolidated Financial Statements included in Item 8 of Part II of our Annual Report on Form 10-K for fiscal year 2017 for a description of the assumptions used in that computation). The actual value realized by a named executive officer related to option awards will depend on the difference between the market value of our common stock on the date the option is exercised and the exercise price of the option.

During fiscal years 2017, 2016 and 2015, no stock awards held by any of our named executive officers were modified or cancelled (forfeited).

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[2]	The information in the column headed “All Other Compensation” predominantly reflects amounts that by nature generally recur each year, such as benefit costs we contribute on behalf of our named executive officers in the same manner in which we contribute such costs for all of our employees. For example, the information in the column includes contributions (both “safe-harbor” and “matching”) made by us to our tax-qualified savings plan (the “401(k) Plan”) and accruals under our non-qualified supplemental savings plan (the “Supplemental Plan”) according to the standard terms of each of these plans as applied to all of our employees, including our named executive officers and other executive officers. Under the 401(k) Plan, we make an employer contribution on the employee’s behalf of 4% of each employee’s eligible compensation (up to the I.R.S. eligible compensation limit), regardless of whether the employee makes a contribution to the plan (“safe-harbor contribution”), and a matching contribution on the employee’s behalf of 100% of the first 4%, and 50% of the next 2%, that the employee contributes to the 401(k) Plan (“matching contribution”). With respect to the Supplemental Plan, which applies to all employees, including our named executive officers and other executive officers, at such time as they reach the I.R.S. eligible compensation limit, we continue to make the safe-harbor contribution of the equivalent of 4% of each employee’s eligible compensation (over the I.R.S. eligible compensation limit) to the Supplemental Plan on the employee’s behalf. Employees are presently not able to make contributions to the Supplemental Plan. For fiscal year 2017, contributions as such to the 401(k) Plan and the Supplemental Plan on behalf of the named executive officers were made in the following amounts:

Name	401(k) Plan	Supplemental Plan
Mr. Li	$24,300	$19,044
Mr. Johnson	$24,300	$7,317
Ms. Bernstein	$24,684	$4,444
Dr. Naman	$24,369	$5,112
Dr. Woodland	$24,814	$2,012

Similarly, the amounts in the column headed “All Other Compensation” include amounts we provided on behalf of each of our named executive officers for basic life insurance and accidental death and dismemberment insurance coverage in fiscal year 2017, which was provided on the same basis to all of our employees. There is no cash surrender value associated with this insurance coverage. The value paid for this coverage in fiscal year 2017 attributable to each named executive officer is: $252 for each of Mr. Li, Mr. Johnson, Ms. Bernstein, and Dr. Naman, and $227 for Dr. Woodland.

In addition, the figures in the column headed “All Other Compensation” for fiscal year 2017 reflect (i) for Mr. Johnson, airline club membership fees for fiscal year 2017 of $847, of which $397 is tax reimbursement; (ii) for Ms. Bernstein, a transportation allowance for fiscal year 2017 in the amount of $8,000; and (iii) for Dr. Naman, airline club membership fees for fiscal year 2017 of $775, of which $325 is tax reimbursement.

Prior to January 1, 2015, at which time Mr. Li became our president and chief executive officer, Mr. Li was subject to an expatriate agreement with the company, which was consistent with the terms of expatriate agreements entered into with other employees of the Company who are not executive officers, pursuant to which certain expatriate fees were paid for or reimbursed to him. Following the close of fiscal year 2014 and as of January 1, 2015, Mr. Li ceased to be subject to this expatriate agreement, and instead has been covered by his employment letter dated December 12, 2014, described below.

The amounts in the column headed “All Other Compensation” for fiscal years 2017, 2016 and 2015 (as of January 1, 2015) for Mr. Li include certain fees covered by his employment letter, and for fiscal year 2015 (through December 31, 2014) for Mr. Li include certain expatriate fees (i.e., a cost of living differential, income tax equalization, housing-related expenses, travel and transportation expenses and other miscellaneous expenses). For fiscal year 2017, the amounts included housing-related expenses of $100,000, transportation expenses of $52,784 (paid in Chinese yuan and converted to U.S. dollars), tax equalization of $173,357, and tax preparation fees of $750.

The amounts in the column headed “All Other Compensation” for fiscal year 2017 for Dr. Naman include certain expatriate fees that were paid for or reimbursed to him pursuant to an expatriate agreement with the

2018 Proxy Statement 41

company, which is consistent with the terms of expatriate agreements entered into with other employees of the company who are not executive officers. These amounts included dependent education expenses of $32,848, housing-related expenses of $23,314, transportation expenses of $8,156 (paid in Chinese yuan and converted to U.S. dollars), and culture and language training of $4,358.

In addition, the amounts in the column headed “All Other Compensation” for fiscal year 2017 also include what the company considers to be non-recurring business-related expenses for Ms. Bernstein and Dr. Naman, primarily related to spousal travel for one quarterly board meeting. Although the company views such spousal travel expenses as business-related, in light of certain I.R.S. practices, we have treated such expenses, which represent travel, food and lodging, tax and related expenses and which are included, as compensation to each affected individual. The specific amounts included for each individual are: $4,094 for Ms. Bernstein, of which $1,732 is tax reimbursement; and $2,791 for Dr. Naman, of which $1,181 is tax reimbursement.

[3]	Mr. Johnson resigned as Executive Vice President and Chief Financial Officer on January 15, 2018.

Employment Letter with Mr. Li

As described in the Compensation Discussion and Analysis and as previously disclosed, on December 12, 2014, we entered into an employment letter with Mr. Li in connection with his appointment as our President and Chief Executive Officer effective as of January 1, 2015. Pursuant to the employment letter, Mr. Li’s initial base salary was set at $550,000 for 2015, and his target bonus under our Annual Incentive Program (now the Short-Term Incentive Program) was set at 100% of his base salary. Mr. Li also received a non-qualified stock option grant covering 38,500 shares of our common stock and an award of 14,700 restricted shares of our common stock, each with an award date of January 2, 2015. The option and restricted shares vest upon each anniversary in 25% increments over four years, subject to Mr. Li’s continued service, and the options have an exercise price equal to $46.82, the closing price of our common stock on January 2, 2015.

Other than in a situation involving a change of control of our company, which would be addressed by Mr. Li’s Change in Control Severance Protection Agreement that had been previously entered into in 2008, in the event that Mr. Li’s employment is terminated by us without cause or by Mr. Li due to a material breach by us of the employment letter, (1) Mr. Li would be entitled to vesting of stock options and restricted shares held by him, including those described above, to the extent that such awards would have otherwise vested in accordance with their terms during the twelve-month period following the date of termination, (2) Mr. Li would continue to receive his base salary for twelve months and (3) to the extent applicable, we would maintain for 60 days the lease for Mr. Li’s Shanghai housing if such lease is then in effect. Receipt of severance and the accelerated vesting described above is subject to Mr. Li’s execution and non-revocation of a release of claims against us.

In the event of a termination of Mr. Li’s employment in connection with a change of control of our company, Mr. Li’s rights are set forth in his existing change in control agreement. As of January 1, 2015, the severance amount multiple pursuant thereto is three times, and the benefits continuation period is 36 months.

Mr. Li is eligible to participate in all employee benefit plans, programs and arrangements applicable to our employees and executive officers. Due to the significant amount of time Mr. Li is expected to spend in Asia and the United States, Mr. Li is also entitled to the continued provision of a car and driver in China on the same basis as applied prior to January 1, 2015, a housing allowance of up to $100,000 per year to be used for housing expenses in Shanghai, China and Aurora, Illinois, and a tax equalization benefit, on the same basis as applied prior to January 1, 2015. He also is able to utilize first class travel while he is employed by us.

Transition and Retirement Arrangement with Mr. Johnson

Following Mr. Beamer’s appointment as our Vice President and Chief Financial Officer on January 15, 2018, Mr. Johnson began serving as a Senior Advisor, continuing to report to our chief executive officer. He will be responsible for helping to transition business relationships to Mr. Beamer as his successor and for supporting the company’s significant financial projects. While he serves as a Senior Advisor, Mr. Johnson will receive a base salary of $16,512.50 per month (commencing January 31, 2018). Upon his retirement on January 5, 2019, in exchange for his execution and non-revocation of a release of claims and agreement to abide by certain restrictive covenants, Mr. Johnson will receive a cash payment equal to $396,300.

2018 Proxy Statement 42

New CFO Compensation Arrangement

As previously disclosed, on January 15, 2018, the board of directors appointed Mr. Beamer to the position of Vice President and Chief Financial Officer of the company, in conjunction with Mr. Johnson’s retirement and transition to the role of Senior Advisor through January 5, 2019. In the role of Vice President and Chief Financial Officer, Mr. Beamer will receive an annual base salary of $400,000 and will be eligible to receive an annual cash bonus under the company’s Short-Term Incentive Program with a target equal to 65% of his base salary. In connection with the commencement of Mr. Beamer’s employment with the company, he received a sign-on cash bonus equal to $100,000, subject to forfeiture on a pro rata basis in the event that his employment terminates under certain circumstances within 12 months of the date of his appointment. Pursuant to our 2012 Omnibus Incentive Plan, Mr. Beamer received a sign-on award of 13,128 time-based restricted stock units on the effective date of his appointment, which will vest ratably over a four-year period based on continued employment, and fiscal year 2018 awards consisting of (i) 2,104 time-based restricted stock units and a non-qualified option to purchase 7,796 shares of our stock at an exercise price of $97.89, the closing price of our stock on the effective date of the award, which will vest ratably over a four-year period based on continued employment, and (ii) a prorated award of performance share units, corresponding to 2,806 performance share units at target, for the performance period beginning October 1, 2017 and ending September 30, 2020, according to the same performance requirements and terms for the performance share unit awards granted in fiscal year 2018 to the company’s named executive officers and other executive officers.

Standard Employee Benefits

We have adopted various employee benefit plans and arrangements for the purpose of providing employee benefits to our employees, including our named executive officers and our other executive officers. In general, the same terms apply to all of our employees, including our named executive officers and our other executive officers. These plans and arrangements include the Employee Stock Purchase Plan, the 401(k) Plan, the Supplemental Plan, and the Cabot Microelectronics Health and Welfare Benefit Plan.

2018 Proxy Statement 43

2017 GRANTS OF PLAN-BASED AWARDS

The following table shows all awards granted to the named executive officers during the fiscal year ended September 30, 2017 pursuant to the 2012 Omnibus Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
David H. Li	12/5/16	19,000	—	—	1,145,130
	12/5/16	—	79,100	60.27	1,291,648
William S. Johnson	12/5/16	9,700	—	—	584,619
	12/5/16	—	17,300	60.27	291,403
H. Carol Bernstein	12/5/16	8,900	—	—	536,403
	12/5/16	—	15,800	60.27	266,137
Ananth Naman	12/5/16	8,200	—	—	494,214
	12/5/16	—	14,600	60.27	245,924
Daniel D. Woodland	12/5/16	8,900	—	—	536,403
	12/5/16	—	15,800	60.27	266,137

[1]	The amounts in this column do not include restricted stock units and performance share units awarded to our named executive officers after the end of fiscal year 2017. On December 5, 2017, as part of our annual equity incentive award program, we awarded restricted stock units to our named executive officers (other than Mr. Johnson) with a fair market value based on the closing price of our stock on the award date of $92.57 per share that lapse in equal increments upon each anniversary over four years, and awarded performance share units to our named executive officers (other than Mr. Johnson) for the performance period of fiscal year 2018 through fiscal year 2020, in the amounts set forth in the table below:

Name	Restricted Stock Unit Award	Performance Share Unit Award (Target)
Mr. Li	6,616	13,232
Mr. Johnson	—	—
Ms. Bernstein	2,300	3,100
Dr. Naman	2,200	2,900
Dr. Woodland	2,900	3,800
[2]	As with all other grants of stock options and stock awards to our named executive officers and other executive officers, other than the number of options or restricted stock or restricted stock units awarded, the terms and conditions of the stock option grants in this column are the same as those made to all other employees.

These amounts do not include options granted to our named executive officers after the end of fiscal year 2017. On December 5, 2017, as part of our annual equity incentive award program, we granted options to our

2018 Proxy Statement 44

named executive officers (other than Mr. Johnson) that have an exercise price of $92.57, which as with all of our grants and awards to date was the fair market value based on the closing price of our common stock on the date of grant, vest in equal increments upon each anniversary over four years and expire December 5, 2027, in the amounts set forth in the table below:

Name	Securities Underlying Options
Mr. Li	22,054
Mr. Johnson	—
Ms. Bernstein	7,800
Dr. Naman	7,200
Dr. Woodland	9,600
[3]	As with all of our grants and stock awards to date, the exercise price was the fair market value based on the closing price of our stock on the date of grant.

The grant date fair value was estimated using the Black-Scholes option pricing formula on the basis of the following assumptions: expected volatility: 27%; risk free rate of return: 2.12% for people younger than the age of 46 at the date of grant and 2.07% for people 46 years and older on the date of grant; annualized dividend yield: 1.19%; and expected time until exercise: 6.58 years for people younger than the age of 46 at the date of grant and 7.08 years for people 46 years and older on the date of grant. The differing assumptions based on age relates to differing statistical likelihood of the named executive officer achieving the retirement benefit for all employees for option grants through fiscal year 2017, related to 55 years of age and 5 years of service. On the December 5, 2016 grant date, Mr. Li was younger than 46 and Mr. Johnson, Ms. Bernstein, Dr. Naman and Dr. Woodland were 46 or older.

During fiscal year 2017, no stock awards held by our named executive officers were modified or cancelled (forfeited).

Executive Officer Deposit Share Program

Our executive officers are eligible to participate in the Executive Officer Deposit Share Program that our board of directors adopted in March 2000. Under this program, our executive officers are entitled to use all or a portion of their after-tax annual cash bonus compensation to purchase at fair market value shares of restricted stock awarded under the 2012 Omnibus Incentive Plan. These shares are retained on deposit with us until the third anniversary of the date of deposit (“deposit shares”), and our company matches the deposit with a restricted stock grant equal to 50% of the shares deposited by the participant (“award shares”). If the participant is employed by us on the third anniversary of the deposit date and the deposit shares have remained on deposit with us through such date, the restrictions on the award shares will lapse. As of January 12, 2018, three individuals, including Mr. Li and Dr. Naman, currently participate in the Executive Officer Deposit Share Program, with a total of 5,938 shares (including award shares) currently on deposit under that program for all executive officers. Each of Mr. Li and Dr. Naman have 1,083 shares on deposit, with 541 corresponding award shares, under the program.

2018 Proxy Statement 45

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of September 30, 2017 for each named executive officer.

The table also shows unvested and unearned stock awards assuming a market value of $79.93 a share (the closing market price of the company’s stock on the last business day of our fiscal year ending September 30, 2017).

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)
David H. Li	— — — 10,425 —	4,000 6,750 19,250 43,275 79,100	44.10 46.45 46.82 42.37 60.27	12/3/2023 12/3/2024 1/2/2025 12/3/2025 12/5/2026	46,925	3,750,715
William S. Johnson	17,594 17,325 9,250 5,500 —	— 5,775 9,250 16,500 17,300	32.64 44.10 46.45 42.37 60.27	12/3/2022 12/3/2023 12/3/2024 12/3/2025 12/5/2026	32,786	2,620,585
H. Carol Bernstein	12,225 6,300 4,125 —	4,075 6,300 12,375 15,800	44.10 46.45 42.37 60.27	12/3/2023 12/3/2024 12/3/2025 12/5/2026	17,525	1,400,773
Ananth Naman	— — — —	4,450 8,000 11,775 14,600	44.10 46.45 42.37 60.27	12/3/2023 12/3/2024 12/3/2025 12/5/2026	17,400	1,390,782
Daniel D. Woodland	— — — —	1,403 2,110 11,775 15,800	44.10 46.45 42.37 60.27	12/3/2023 12/3/2024 12/3/2025 12/5/2026	14,700	1,174,971

[1]	These option awards vest or vested over four years in equal increments upon each anniversary of the grant date, with a term expiring on the tenth anniversary of the grant date. Outstanding options that vested after September 30, 2017 are shown in the section entitled “Security Ownership of Certain Beneficial Ownership and Management” above.

[2]

The restricted stock awards made to Mr. Li have the following vesting schedules: 7,350 shares vest over two years in equal increments upon each anniversary of the January 2, 2015 award date, 2,600 shares vest over two years in equal increments upon each anniversary of the December 3, 2014 award date, and 1,475 shares vested on December 3, 2017 upon the anniversary of the December 3, 2013 award date. The restricted stock unit awards made to Mr. Li have the following vesting schedules: 19,000 units vest over four years in equal increments upon each anniversary of the December 5, 2016 award date, and 16,500 units vest over three years in equal increments upon each anniversary of the December 3, 2015 award date. The restricted stock awards made to Mr. Johnson have the following vesting schedules: 11,111 shares vest over two years in equal increments upon each anniversary of the January 2, 2015 award date, 3,550 shares vest over two years in equal increments upon each anniversary of the December 3, 2014 award date, and 2,125 shares vested on December 3, 2017 upon the anniversary of the December 3, 2013 award date. The restricted stock

2018 Proxy Statement 46

unit awards made to Mr. Johnson have the following vesting schedules: 9,700 units vest over four years in equal increments upon each anniversary of the December 5, 2016 award date, and 6,300 units vest over three years in equal increments upon each anniversary of the December 3, 2015 award date. The restricted stock awards made to Ms. Bernstein have the following vesting schedules: 2,400 shares vest over two years in equal increments upon each anniversary of the December 3, 2014 award date, and 1,500 shares vested on December 3, 2017 upon the anniversary of the December 3, 2013 award date. The restricted stock unit awards made to Ms. Bernstein have the following vesting schedules: 8,900 units vest over four years in equal increments upon each anniversary of the December 5, 2016 award date, and 4,725 units vest over three years in equal increments upon each anniversary of the December 3, 2015 award date. The restricted stock awards made to Dr. Naman have the following vesting schedules: 3,050 shares vest over two years in equal increments upon each anniversary of the December 3, 2014 award date, and 1,650 shares vested on December 3, 2017 upon the anniversary of the December 3, 2013 award date. The restricted stock unit awards made to Dr. Naman have the following vesting schedules: 8,200 units vest over four years in equal increments upon each anniversary of the December 5, 2016 award date, and 4,500 units vest over three years in equal increments upon each anniversary of the December 3, 2015 award date. The restricted stock awards made to Dr. Woodland have the following vesting schedules: 780 shares vest over two years in equal increments upon each anniversary of the December 3, 2014 award date, 520 shares vested on December 3, 2017 upon the anniversary of the December 3, 2013 award date. The restricted stock unit awards made to Dr. Woodland have the following vesting schedules: 8,900 units vest over four years in equal increments upon each anniversary of the December 5, 2016 award date, and 4,500 units vest over three years in equal increments upon each anniversary of the December 3, 2015 award date.

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock options exercised during fiscal year 2017 and stock awards vested during fiscal year 2017 for the named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
David H. Li	46,501	1,218,501	14,029	858,372
William S. Johnson	68,599	2,674,552	14,295	879,582
H. Carol Bernstein	33,968	1,217,989	6,000	361,620
Ananth Naman	43,602	1,347,095	6,300	379,701
Daniel D. Woodland	7,490	134,071	2,779	167,490

[1]	For option awards, the value realized on exercise is equal to the aggregate difference between the exercise price of the options and the fair market value of the shares on the date of exercise.

[2]	For stock awards, the value realized is the number of shares vested multiplied by the fair market value of the shares at the time of vesting.

2018 Proxy Statement 47

PENSION BENEFITS

The company does not maintain a defined benefit pension program.

2017 NONQUALIFIED DEFERRED COMPENSATION

The company maintains the Cabot Microelectronics Corporation Supplemental Employee Retirement Plan, which is a nonqualified supplemental savings plan (the “Supplemental Plan”). The following table discloses the earnings and balances of our named executive officers under the company’s Supplemental Plan that provides for compensation deferral on a non-tax-qualified basis.

Name	Registrant contributions in last FY ($)[1]	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
David H. Li	19,044	7,673	115,810
William S. Johnson	7,317	45,033	296,511
H. Carol Bernstein	4,444	40,380	277,083
Ananth Naman	5,112	5,291	62,725
Daniel D. Woodland	2,012	2,168	14,441

[1]	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

Effective May 1, 2000, the company adopted the Supplemental Plan covering all eligible employees as defined by the Supplemental Plan. Participants in the Supplemental Plan, including our named executive officers, do not make any contributions to the Supplemental Plan. The purpose of the Supplemental Plan is to provide for the deferral of the company contributions to certain highly compensated employees as defined under the provision of the Employee Retirement Income Security Act of 1974, as amended. Under the Supplemental Plan, the company contributes up to 4% of the named executive officers’ eligible compensation in excess of the I.R.S. eligible compensation limit. All amounts contributed by the company and earnings on these contributions are fully vested at all times. The same menu of investment funds under the 401(k) Plan is available under the Supplemental Plan. Like the 401(k) Plan, all investment decisions are made by the participants. Participants in the Supplemental Plan are not permitted to make hardship withdrawals prior to termination and distributions under the Supplemental Plan are paid in a lump sum.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and the accompanying narrative show potential benefits payable to our named executive officers upon the occurrence of the events specified herein, assuming such events occurred on September 30, 2017 and excluding certain benefits generally available to all salaried employees. Footnotes describing the assumptions in calculations are included following the last table in this section, as is a description of the employment terms and plans providing benefits specified in the table below. Except as noted, the amounts disclosed below reflect the aggregate potential payments under each scenario and category. The table does not include amounts to the extent that the form and amount of any payment or benefit are fully disclosed in an earlier table.

Named Executive Officer and Triggering Event	Cash Severance[1]	Bonus Through Termination Date[2]	Bonus Continuation[2]	Retirement Plan Contributions	Accelerated Vesting of Equity Awards[3]	Post- Termination Healthcare[4]	Outplacement Services	280G Tax Gross Up5	Total
David H. Li
• Involuntary (Not for Cause or Good Reason – No Change in Control)	$630,000	—	—	—	$2,840,409	—	—	—	$3,470,409
• Involuntary (Not for Cause or Good Reason – With Change in Control)	$1,890,000	$640,800	$1,922,400	$130,032	$7,937,908	$30,000	$94,500	$2,276,500	$14,922,140
• Death	—	—	—	—	$7,937,908	—	—	—	$7,937,908
• Disability	—	—	—	—	$7,937,908	—	—	—	$7,937,908
William S. Johnson
• Involuntary (Not for Cause or Good Reason – No Change in Control)	—	—	—	—	—	—	—	—	—
• Involuntary (Not for Cause or Good Reason – With Change in Control)	$792,600	$307,100	$614,200	$63,234	$4,097,051	$20,000	$59,445	—	$5,953,630
• Death	—	—	—	—	$4,097,051	—	—	—	$4,097,051
• Disability	—	—	—	—	$4,097,051	—	—	—	$4,097,051
H. Carol Bernstein
• Involuntary (Not for Cause or Good Reason – No Change in Control)	—	—	—	—	—	—	—	—	—
• Involuntary (Not for Cause or Good Reason – With Change in Control)	$709,400	$231,600	$463,200	$58,256	$2,533,137	$20,000	$53,205	—	$4,068,798
• Death	—	—	—	—	$2,533,137	—	—	—	$2,533,137
• Disability	—	—	—	—	$2,533,137	—	—	—	$2,533,137
Ananth Naman
• Involuntary (Not for Cause or Good Reason – No Change in Control)	—	—	—	—	—	—	—	—	—
• Involuntary (Not for Cause or Good Reason – With Change in Control)	$724,000	$225,200	$450,400	$58,962	$2,547,371	$20,000	$54,300	—	$4,080,233
• Death	—	—	—	—	$2,547,371	—	—	—	$2,547,371
• Disability	—	—	—	—	$2,547,371	—	—	—	$2,547,371
Daniel D. Woodland
• Involuntary (Not for Cause or Good Reason – No Change in Control)	—	—	—	—	—	—	—	—	—
• Involuntary (Not for Cause or Good Reason – With Change in Control)	$650,000	$188,500	$377,000	$53,652	$2,048,780	$20,000	$48,750	—	$3,386,682
• Death	—	—	—	—	$2,048,780	—	—	—	$2,048,780
• Disability	—	—	—	—	$2,048,780	—	—	—	$2,048,780

2018 Proxy Statement 49

[1]	This figure reflects (i) for Mr. Li only, in the event of a termination not for cause or for good reason not in connection with a Change in Control, the lump sum value of twelve months of salary continuation, or (ii) in the event of a termination not for cause or for good reason in connection with a Change in Control, the lump sum value of three times (in the case of Mr. Li) or two times (in the case of the other named executive officers) the executive’s annual base salary.

[2]	In accordance with the terms of the change in control agreements described below, for purposes of calculating the bonus through the termination date, the bonus amount for each named executive officer is equal to the greatest of: (i) the target bonus amount for the fiscal year in which the Change in Control occurs, (ii) the target bonus amount for the fiscal year in which the termination date occurs, and (iii) the highest bonus amount paid or payable to the named executive officer in respect of any of the three fiscal years preceding the fiscal year in which the Change in Control occurs. Assuming a Change in Control and termination date as of September 30, 2017, the bonus amounts for each named executive officer represent the highest bonus amounts paid to them in respect of one of the three fiscal years preceding fiscal year 2017. The amounts disclosed as bonus continuation for Mr. Li represents three times his bonus amount and the amounts disclosed as bonus continuation for Mr. Johnson, Ms. Bernstein, Dr. Naman, and Dr. Woodland represent two times their bonus amounts, each in accordance with the terms of the change in control agreements described below.

[3]	This figure represents the aggregate value of accelerated stock options, restricted stock units and restricted stock, based on the fair market value of a share of our common stock on September 30, 2017 ($79.93). For the stock options, the aggregate value is equal to the difference between the exercise price of the accelerated options and the fair market value of a share of our common stock on September 30, 2017, not including the value of vested but unexercised options. For restricted stock units and restricted stock, the aggregate value is equal to the number of shares and units vested multiplied by the fair market value of the shares on September 30, 2017, not including the value of restricted stock that has already vested (including shares on deposit under our Executive Officer Deposit Share Program). The table below sets forth the value of accelerated options, the total value of all options (including the value of accelerated options and the vested but unexercised options), and the value of accelerated restricted stock units and restricted stock as of September 30, 2017.

Named Executive Officer	Value of Accelerated Options (Non-Change in Control)	Value of Accelerated Options (Change in Control)	Total Value of Options	Value of Accelerated RSUs and Restricted Stock (Non- Change in Control)	Value of Accelerated RSUs and Restricted Stock (Change in Control)
Mr. Li	$1,505,578	$4,187,193	$4,578,756	$1,334,831	$3,750,715
Mr. Johnson	—	$1,476,466	$3,445,511	—	$2,620,585
Ms. Bernstein	—	$1,132,364	$1,936,245	—	$1,400,773
Dr. Naman	—	$1,156,589	$1,156,589	—	$1,390,782
Dr. Woodland	—	$873,809	$873,809	—	$1,174,971

In the event of a termination of service by reason of death or disability, the 2012 Omnibus Incentive Plan, and the award agreements thereunder, provide that unvested options, restricted stock and restricted stock units shall fully vest for all participants, including the named executive officers.

[4]	This amount assumes comparable health care coverage to that which is currently provided under our existing plan. Our company is self-insured, therefore there is no direct employer contribution amount. We have estimated the cost of post-termination health care to be $10,000 per person per year. This amount could vary depending on the details of any new or replacement plan that may be in place in the event of a change in control, or any changes to our plan that are made for regulatory or other reasons.

[5]	More detail, including the expected ameliorating effect over time (with respect to Mr. Li), is provided in the section entitled “Change in Control Severance Protection Agreements,” below.

Pursuant to the terms of the company’s 2012 Omnibus Incentive Plan, and the awards granted thereunder, the named executive officers receive the accelerated vesting of certain equity awards in the event of a Change in

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Control without termination of employment. The value of the accelerated vesting for each named executive officer, assuming a change in control, is the same value as disclosed in the “In Connection with a Change in Control” rows above.

Employment Letter with Mr. Li

As described in the narrative to the Summary Compensation Table above, pursuant to the employment letter we entered into with Mr. Li in connection with his appointment as our President and Chief Executive Officer, as of January 1, 2015, the severance amount multiple pursuant to Mr. Li’s Change in Control Severance Protection Agreement was increased to three times, and the benefits continuation period was increased to 36 months.

Change in Control Severance Protection Agreements

We have entered into Change in Control Severance Protection Agreements (“change in control agreements”), the specific form of which is available as Exhibit 10.23 to our Form 10-K filed on November 25, 2008, with each of the named executive officers, our other executive officers, and certain key employees of our company, because we believe such agreements are valuable aspects in enabling a smooth transition and providing continuity of management in the event of a change in control of our company; all of the change in control agreements remain unamended and according to such filed exhibit. Under the change in control agreements, which are “double trigger” agreements and which we believe are in compliance with the American Jobs Creation Act, each executive officer, including the named executive officers, whose employment with us terminates (including an executive’s voluntary termination of employment for either “good reason”, as defined in the agreement, or during the thirty-day period commencing on the first anniversary of a “change in control”), other than for cause, disability, death, or certain other specified reasons, within thirteen months after a “change in control” of our company (as such term is defined in the agreements), is entitled to a severance benefit. The severance benefit includes:

•	accrued and unpaid compensation including: base salary, reimbursement for reasonable and necessary expenses incurred by the executive on our behalf through the date of termination, vacation pay and earned and unpaid bonuses and incentive compensation with respect to the period prior to the termination date;

•	the Bonus Amount (which is the greatest of (i) the executive’s target bonus amount for the fiscal year in which the change in control occurs, (ii) the executive’s target bonus amount for the fiscal year in which the termination date occurs, and (iii) the highest bonus paid or payable to the executive in respect of any of the three fiscal years preceding the fiscal year in which change in control occurs), pro-rated for the number of days that have elapsed in the fiscal year through the termination date;

•	two times (in the case of Mr. Johnson, Ms. Bernstein, Dr. Naman, and Dr. Woodland) or three times (in the case of Mr. Li) the executive’s annual base salary plus the Bonus Amount plus an amount equal to the contributions made or credited by us under all qualified and non-qualified retirement plans for the benefit of the executive for the most recently completed plan year of each such plan (e.g., the 401(k) Plan and Supplemental Plan), payable in a lump sum;

•	health and welfare benefits (consistent with health and welfare benefits available to all employees for which they had been eligible prior to their termination) for 24 months (in the case of Mr. Johnson, Ms. Bernstein, Dr. Naman, and Dr. Woodland) or 36 months (in the case of Mr. Li) following the executive’s termination date;

•	payment or reimbursement for the costs, fees and expense of outplacement assistance services, up to a maximum of 15% of the executive’s annual base salary; and

•

only for change in control severance protection agreements for executive officers entered into as of 2008, a full “gross-up payment” of any and all excise (but not income) taxes assessed on amounts received under the change in control agreements, as well as all other taxes, other than income taxes, that may

2018 Proxy Statement 51

become due as a result of the gross-up payment. Mr. Li’s change in control severance protection agreement was entered into as of 2008, and thus the terms of his agreement provide for such treatment. The hypothetical amount of the excise tax (“280G”) gross-up reported as payable in the table above for Mr. Li is based only on circumstances in place as of September 30, 2017, including Mr. Li’s relatively low five-year average W-2 income level (or “base amount”) used to calculate the potential excise tax amount from years prior to Mr. Li’s appointment as President and Chief Executive Officer in fiscal year 2015, when his compensation was considerably lower, versus his current compensation level as our President and Chief Executive Officer. This hypothetical amount has and is expected to continue to ameliorate over time as he increases his tenure as President and Chief Executive Officer. Actual excise tax amounts, if any, would be determined based on the circumstances existing at the time of an actual change in control transaction, considering any relevant factors, including but not limited to the value of services to be provided in the event of a change in control, and/or an agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant in existence prior to, at the time of, or after a change in control of the company. Any change in control severance protection agreement entered into subsequent to 2008 for a new executive officer does not include this provision. Dr. Naman’s and Dr. Woodland’s change in control severance protection agreements, which were entered into subsequent to 2008, thus do not include this provision. Instead, Dr. Naman’s and Dr. Woodland’s agreements provide that in the event that amounts or benefits they would receive under such agreements or otherwise would subject them to excise taxes, we would reduce such amounts and benefits up to an amount such that they would not be subject to excise taxes, provided that such reduction results in greater after-tax benefits to them. Actual excise tax amounts and related reductions, if any, would be determined based on the circumstances existing at the time of an actual change in control transaction, considering any relevant factors, including but not limited to the value of services to be provided in the event of a change in control, and/or an agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant in existence prior to, at the time of, or after a change in control of the company.

“Cause” as defined in the agreements means (i) the willful and continued failure to perform substantially the duties reasonably assigned to the executive and (ii) the willful engaging in conduct that is demonstrably and materially injurious to the company, monetarily or otherwise.

The agreements define “Good Reason” as the taking of actions by the company that result in a material negative change in the executive’s employment relationship, including (i) a change in the executive’s status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from those in effect immediately prior to the Change in Control, (ii) an assignment of the executive’s duties or responsibilities that are materially inconsistent with his or her status, title, position or responsibilities as of immediately prior to the Change in Control, (iii) a material decrease in the executive’s annual base salary below the rate in effect as of the Change in Control or as of any date following the Change in Control, whichever is greater (iv) relocation of the offices of the company or operating unit at which the executive is principally employed that increases the executive’s one-way commute by more than thirty-five (35) miles from the location of the offices occupied immediately prior to such relocation, or (v) any other action or inaction that constitutes a material breach by the company of the agreement.

A “Change in Control” means (i) any person, together with all affiliates and associates (within the meaning of Rule 12b-2 promulgated under the Exchange Act), acquires beneficial ownership, directly or indirectly, or securities of the company representing at least 30% of the combined voting power of the company’s then outstanding voting securities, (ii) during any period of twenty-four (24) consecutive months beginning on or after the date of the agreement, individuals who, at the beginning of that 24-month period, constitute the Board (the “Incumbent Directors”), cease for any reason to constitute at least a majority of the Board; provided, however, that a new director of the company whose election or nomination for election as a director of the company was approved by a vote of at least two-thirds of the Incumbent Directors will be deemed to be an Incumbent Director, (iii) one of the following events occur at a special or annual meeting of the company’s stockholders: (a) two or more nominees who are both (A) nominees of and endorsed by the company and (B) not employees of the company or any Affiliate at the time of the election are not elected to serve as directors; and (b) any person not a

2018 Proxy Statement 52

nominee of, and endorsed by, the company is elected to serve as a director of the company, (iv) the consummation of: (a) a merger, consolidation or reorganization involving the company, unless the merger, consolidation or reorganization is a “Non-Control Transaction”; or (b) an agreement for the sale or other disposition of all or substantially all of the assets of the company to any Person (other than a transfer to a Change in Control Subsidiary), or (v) the stockholders of the company approve a complete liquidation or dissolution of the company. Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because a person acquires beneficial ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the company which, by reducing the number of voting securities then outstanding, increases the percentage of shares beneficially owned by the person. Notwithstanding the foregoing, if a Change in Control would occur but for the operation of the preceding sentence as a result of the acquisition of voting securities by the company, and after that acquisition by the company, the person described in the preceding sentence increases the percentage of then outstanding voting securities he or she owns, a Change in Control will occur.

We also have similar change in control severance protection agreements providing for two times severance benefits in place with our other executive officers (with the exception of our Principal Accounting Officer, Thomas S. Roman, whose agreement provides for one times severance benefits). Under the change in control agreements, all amounts accrued or awarded to the executive officers under any incentive compensation or benefit plan, including options and restricted stock awarded under the 2012 Omnibus Incentive Plan, will immediately vest on each executive’s respective termination date if the executive is entitled to severance benefits.

Our board of directors and compensation committee determined the terms and conditions of the change in control severance protection agreements, including the severance benefit payable, and the triggering events for the payment of such severance benefit, pursuant to such agreement, in consultation with their independent compensation consultant and our financial and other advisors, and considered external practices at similarly situated companies regarding change in control arrangements.

Treatment of Equity Awards

The 2012 Omnibus Incentive Plan provides that an award shall immediately terminate on the date a participant’s service terminates, unless otherwise set forth in an award agreement. Similarly, in the event of a Change in Control, the compensation committee has the discretion to provide for accelerated vesting in an award agreement. In the event of a Change in Control that is a merger or consolidation in which the company is not the surviving corporation or that results in the acquisition of substantially all of the company’s outstanding stock or in the event of a sale or transfer of all or substantially all of the company’s assets (a “Covered Transaction”), the compensation committee has the discretion to provide for the termination of all outstanding options as of the effective date of the Covered Transaction; provided, that, if the Covered Transaction follows a Change in Control or would give rise to a Change in Control, no option will be terminated prior to the expiration of twenty days following the later of: (i) the date on which the award became fully exercisable and (ii) the date on which the participant receive written notice of the Covered Transaction.

Under the 2012 Omnibus Incentive Plan, “Change in Control” means: (a) any “person” as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than (i) the company, (ii) any subsidiary of the company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the company or of any subsidiary of the company, or (iv) any company owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of stock of the company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the company representing 30% or more of the combined voting power of the company’s then outstanding securities; (b) the consummation of a merger or consolidation of the company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the company or any subsidiary of the company, at

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least 60% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) after which no “person” (with the method of determining “beneficial ownership” used in clause (a) of this definition) owns more than 30% of the combined voting power of the securities of the company or the surviving entity of such merger or consolidation; or (c) during any period of two consecutive years (not including any period prior to the execution of the 2012 Omnibus Incentive Plan, as applicable), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the company to effect a transaction described in clause (a), (b) or (d) of this definition) whose election by the Board or nomination for election by the company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or (d) the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all of the company’s assets.

Pursuant to the non-qualified stock option grant agreements, the option grants will become fully vested in the event of a Change in Control (as defined in the 2012 Omnibus Incentive Plan). In the event of a Change in Control that constitutes a Covered Transaction, the compensation committee may, in its sole discretion, terminate any or all outstanding options as of the effective date of the Covered Transaction; provided that the compensation committee may not terminate an option outstanding under the agreement earlier than twenty days following the later of: (i) the date on which the award became fully vested and (ii) the date on which the participant received written notice of the Covered Transaction. In the event of a termination of service by reason of death or Disability, then any unvested portion of the options will become fully vested. Disability has the meaning provided under (i) first, an employment agreement between the participant and the company, (ii) second, if no employment agreement exists, the long-term disability program maintained by the company or any governmental entity covering the Participant, or (iii) third, if no such agreement or program exists, permanent and total disability within the meaning of Section 22(e)(3) of the Code.

Pursuant to the restricted stock and restricted stock unit (RSUs) award agreements, the awards will become fully vested and all restrictions will lapse in the event of a participant’s death, Disability, or Change in Control (as defined in the 2012 Omnibus Incentive Plan). Disability has the meaning provided under (i) first, an employment agreement between the participant and the company, (ii) second, if no such employment agreement exists, the long-term disability program maintained by the company or any governmental entity covering the participant, or (iii) third, if no such agreement or program exists, as defined under local law.

With respect to fiscal year 2018 performance share units (PSUs) granted in December 2018, in the event of a participant’s death, the awards will vest at target; in the event of Disability, the awards will vest on a prorated basis, based on actual performance through the end of the three-year performance period. In the event of a Change in Control prior to the end of the performance period, (i) if the PSUs are not assumed by the acquirer, the PSUs will vest at the target award level and be settled within 30 days following the Change in Control, and (ii) if the PSUs are assumed by the acquirer, the PSUs will be converted into RSUs that will vest at the end of the performance period. If the participant’s employment is terminated by the company without cause within the twelve-month period following the Change in Control, or if the participant’s employment otherwise terminates in a manner that would entitle him or her to benefits under a change in control severance agreement with the company (to the extent the participant is a party to such an agreement), the converted RSUs will immediately vest in full.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships

At present we have no related party transactions and there are no currently proposed related party transactions.

Related Party Transactions

Although at present we have no related party transactions, we may from time to time enter into transactions with “related persons.” Related persons include our directors and executive officers, nominees for director, 5% or more beneficial owners of our common stock, and immediate family members of such persons. As set forth in our audit committee charter, a current copy of which is available on our website at www.cabotcmp.com, any related person transaction must be reviewed and approved in advance by our audit committee. All of our employees, including our executive officers and directors, are subject to our Code of Business Conduct, which is available on our website. Our Code of Business Conduct prohibits any relationship that may present, or appears to present, a conflict of interest with our company. Among other things, this includes a prohibition on the holding of more than a nominal financial interest in or financial relationship with any publicly held company with whom we do business or compete, and prohibits any financial interest in or financial relationship with such entities if they are privately held. Any request for waiver of our Code of Business Conduct for our directors and executive officers may be approved only by our board of directors; to date, no such waivers have been requested or approved. In addition to the provisions of our Code of Business Conduct, our nominating and corporate governance committee charter and our corporate governance guidelines, both of which are also available on our website, also contain provisions requiring the review of potential conflicts of interest of prospective and current directors and the requirement of notification, and offer of tender of resignation, by directors, and review by the nominating and corporate governance committee and the board of directors of any change in employment or for-profit board membership status.

Indemnification

Our bylaws and our certificate of incorporation require us to indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We have entered into indemnification agreements with all of our directors and executive officers in which we confirm that we will provide to them the indemnification rights provided for in our bylaws and agree to maintain directors’ and officers’ liability insurance on their behalf.

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NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under Section 14A of the Securities and Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and as implemented by SEC Rule 14a-21(a), our company must conduct a separate non-binding stockholder advisory vote at least every three years to approve our company’s executive officer compensation, as disclosed in our Compensation Discussion and Analysis, related compensation tables, and other related material (“named executive officer compensation program”) under the compensation disclosure rules of the SEC, in any proxy or consent or authorization for an annual or other meeting of our stockholders. Our stockholders supported a one year frequency for this stockholder advisory vote at our 2017 Annual Meeting. As such, the board of directors has determined the company will hold a non-binding advisory vote on the compensation of our named executive officers every year.

Thus, our board of directors is providing stockholders with the opportunity to cast a non-binding advisory vote on our named executive officer compensation program at our 2018 Annual Meeting. This vote will not be binding on or overrule any decisions by our board of directors, and will not create or imply any additional fiduciary duty on the part of our board of directors. However, our compensation committee will take into account the outcome of the vote when considering future named executive officer compensation arrangements.

As described in greater detail in our Compensation Discussion and Analysis above, we believe that our named executive officer compensation program is structured in a manner that most effectively supports our company and our business objectives. Our named executive officer compensation program is substantially tied to our key business objectives and the success of our stockholders. If value we deliver to our stockholders declines, so does the compensation we deliver to our executive officers. We also closely monitor the various short-term and long-term aspects of our named executive officer compensation program, including base salary, annual cash bonus and equity incentives, in comparison to similar programs and practices at comparable companies, so that we may confirm that our named executive officer compensation program is within the norm of the range of market practices. Our board of directors determined that the best way to allow our stockholders to vote on the company’s named executive officer compensation program is through the following resolution:

RESOLVED, that the stockholders approve Cabot Microelectronics Corporation’s compensation of its named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and related material).

Our board of directors unanimously recommends that you vote “FOR” this proposal.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited our financial statements for fiscal year 2017, and has been selected by the audit committee of our board of directors to audit our financial statements for fiscal year 2018. A representative of PricewaterhouseCoopers LLP is expected to attend our annual meeting, where she will have the opportunity to make a statement, if she desires, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our audit committee will review its future selection of auditors. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

For information regarding audit and other fees billed by PricewaterhouseCoopers LLP for services rendered in fiscal year 2017 and fiscal year 2016, see “FEES OF INDEPENDENT AUDITORS AND AUDIT COMMITTEE REPORT — Fees Billed by Independent Auditors,” above.

Our board of directors unanimously recommends that you vote “FOR” the ratification of the selection of our independent auditors.

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2019 ANNUAL MEETING OF STOCKHOLDERS

The 2019 annual meeting of stockholders is presently scheduled to be held on Wednesday, March 6, 2019. Any proposals of stockholders intended for inclusion in the proxy statement for our 2019 annual meeting of stockholders must be received by the Secretary of our company at our offices at 870 North Commons Drive, Aurora, Illinois 60504, by Friday, September 21, 2018. If a stockholder of the company intends to present a proposal at the 2019 annual meeting of stockholders, such stockholder must comply with the advance notice provisions of our bylaws. Those provisions require that such proposal must be received by our Secretary at 870 North Commons Drive, Aurora, Illinois 60504, not earlier than Tuesday, November 6, 2018 and not later than Thursday, December 6, 2018. Subject to certain exceptions set forth in our bylaws, such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means additional convenience for stockholders, cost savings for companies and reduced environmental impact of our Proxy Materials.

A number of brokers with accountholders who are stockholders will be “householding” the Notice of Internet Availability of Proxy Materials. As indicated in the notice previously provided by these brokers to stockholders, a single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that communications to your address will be subject to “householding,” it will continue until you are notified otherwise.

Stockholders who received a householded mailing this year and would like to have additional copies of the Notice of Internet Availability of Proxy Materials mailed to them, or would like to opt out of this practice for future mailings should submit a written request to our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43010, Providence, Rhode Island 02940-3010 Attention: Shareholder Inquiries. We will promptly send additional copies of the Notice of Internet Availability of Proxy Materials upon receipt of such request.

Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43010, Providence, Rhode Island 02940-3010 Attention: Shareholder Inquiries.

VOTING THROUGH THE INTERNET OR BY TELEPHONE

Our stockholders voting through the internet should understand that there may be costs associated with electronic access, such as usage charges from access providers that must be borne by the stockholder. To vote by telephone if you are a record holder of our common stock, call toll free 1-800-690-6903 and follow the instructions provided by the recorded message. To vote by telephone if you are a beneficial owner of our common stock, call the toll free number listed in your proxy card or follow the instructions provided by your broker. To vote through the internet, go to www.proxyvote.com and follow the steps on the secured website. You also may access the proxyvote website by going to our website, www.cabotcmp.com, selecting “Investor Relations” on our Homepage, and then selecting “Annual Meeting/Proxy” from the dropdown menu.

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CABOT MICROELECTRONICS CORPORATION ATTN: H. CAROL BERNSTEIN 870 N. COMMONS DRIVE AURORA, IL 60504 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # 0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 02 0000000000 1. Election of Directors Nominees 01 Barbara A. Klein 02 David H. Li 03 William P. Noglows The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Non-binding stockholder advisory approval of our named executive officer compensation. 3 Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000350610_1 R1.0.1.17 JOB # SHARES CUSIP # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report, Telephone/Internet insert (BR supplied) is/are available at www.proxyvote.com CABOT MICROELECTRONICS CORPORATION ANNUAL MEETING OF STOCKHOLDERS MARCH 6, 2018- 8:00 A.M. Central Standard Time THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder of CABOT MICROELECTRONICS CORPORATION, a Delaware corporation (the “Company”), hereby appoints William P. Noglows and H. Carol Bernstein, and each of them, proxies and attorneys-in-fact of the undersigned, each with full power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, March 6, 2018 at 8:00 a.m., Central Standard Time, at Cabot Microelectronics Corporation, 870 N. Commons Drive, Aurora, IL 60504, and at any adjournments or postponements thereof, and in connection therewith to vote and represent all of the shares of common stock of the Company which the undersigned would be entitled to vote. Each of the above-named proxies at said meeting, either in person or by substitute, shall have and exercise all of the powers said hereunder. In their discretion, each of the above-named proxies is authorized to vote upon such other business incident to the conduct of the Annual Meeting as may properly come before the meeting or any postponements or adjournments thereof. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting. If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote for the proposals and any other matters to be voted upon at the Annual Meeting or at any postponements or adjournments thereof. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE 0000350610_2 R1.0.1.17